UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Steel Dynamics, Inc.

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Notice of 2024

Annual Meeting & Proxy Statement

30 YEARS OF GROWTH

SDI Steel Dynamics®

On behalf of our Board of Directors, it is our privilege to invite you to attend the 2024 Annual Meeting for Steel Dynamics, Inc. to be held on Thursday, May 9, 2024 at 9:00am Eastern Time at the Fort Wayne Country Club, 5221 Covington Road, Fort Wayne, Indiana, 46804.
On behalf of everyone at Steel Dynamics, I thank our loyal customers, vendors, communities and shareholders for their continued support of our company. My heartfelt thanks to our extraordinary team members for their passion, innovation, and dedication to excellence.
Health and Safety
The health and safety of our people is our number one value and primary focus. Nothing surpasses the importance of each individual team member. Safety is an integral part of our culture, and we must collectively ensure every individual is personally engaged in sustaining a safe workplace for themselves, their team members, and their families.
During 2023, we saw improvement in a number of our safety measures, but we must keep moving toward our goal of zero incidents. We achieved a record low companywide total recordable injury rate and nearly 60% of our facilities operated the entire year without a recordable injury. We know our goals are achievable when we all work together.
Our Results
The entire Steel Dynamics team delivered another year of strong performance in 2023. Our strategic growth and market positioning over the last number of years were integral to our performance. We achieved strong after-tax return on invested capital of 32% for the three-year period ended December 31, 2023, leading each of the materials companies in the S&P 500® index. Additionally, we achieved numerous milestones and performed at the top of our industry both operationally and financially.
We achieved our second highest sales of  $18.8 billion with healthy demand across each of our operating platforms. Our consolidated operating income of $3.2 billion and net income of  $2.5 billion, representing our third highest annual performance, were driven by our steel operations achieving operating income of $1.9 billion and our steel fabrication operations achieving their second highest operating income of  $1.6 billion. Our low-cost, highly-diversified product offerings are a testament of our performance across all platforms.
We generated cash flow from operations of  $3.5 billion during 2023 and ended the year with strong liquidity of $3.5 billion. We made significant investments in our operations and our aluminum growth platform with capital expenditures of nearly $1.7 billion. We maintained our positive dividend profile increasing cash dividends 25% per share and returned $1.7 billion to our shareholders in the form of both dividends and share repurchases. We believe we are uniquely positioned to execute meaningful strategic growth initiatives, while also continuing to return significant capital to shareholders.
Strategic Growth
During 2023, we made meaningful progress on our strategic growth initiatives. We increased production and improved financial results at our Sinton EAF flat roll steel mill expanding our steelmaking capacity by 25%. The team has achieved a number of key production milestones and we are excited for further advancements in the years ahead.
We completed the construction of four value-added flat roll steel coating lines increasing our value-added product diversification and higher margin products. We plan to commission these lines in early 2024.

2   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Construction continues for our $2.7 billion 650,000 metric ton state-of-the-art lower-carbon, recycled aluminum flat rolled products mill in Columbus, Mississippi and two satellite recycled aluminum slab centers to be located in the Southwestern U.S. and Northcentral Mexico. Due to our circular manufacturing model with metals recycling as the largest nonferrous recycler in North America, our customers are excited to partner with us to drive aluminum production with a high-recycled content and lower-carbon emissions footprint. We expect production to begin mid-2025.
All of these achievements are a testament to our team’s dedication to Steel Dynamics’ vision, while also further positioning the Company for continued long-term success.
Capital Returns
We believe in rewarding our shareholders for their long-term commitment to our company. Based on our confidence in the consistency and strength of our cash generation capabilities, we have consistently grown our cash dividends to shareholders in alignment with our structural growth initiatives, maintaining a positive cash dividend growth profile. Over the last ten years, our cash dividend has more than tripled in recognition of the fundamental increase in our through-cycle cash flow generation.
As a strategic and flexible shareholder distribution complement to our cash dividend, we also actively utilize our share repurchase programs in periods of strong cash generation, taking into consideration our strategic growth strategy and other factors. Over the last seven years, we have repurchased $5.6 billion, or 37%, of our common stock, and in November 2023, our board of directors approved an additional share repurchase authorization of  $1.5 billion.
Our Resources
We are committed to operating our business in an environmentally responsible manner and have been since our founding. We only use electric arc furnace (EAF) steelmaking technology, which emits approximately one-third of the Scope 1, 2 and 3 greenhouse gas (GHG) emissions and uses less than one-quarter of the energy of the global blast furnace steelmaking averages on a per metric ton basis. We have always been, and continue to be, a leader in the production of sustainable, lower-carbon emissions steel products. While we believe we have the lowest GHG emissions intensity of any domestic steel producer, we continue to plan to further lower our environmental impact.
In an undertaking that is critical to our decarbonization efforts, we are building a biocarbon production facility near our Columbus, Mississippi steelmaking facility. The facility will use a high temperature pyrolysis to convert sustainably sourced biomass to high purity biocarbon. We expect the facility will reduce our steel mills’ Scope 1 GHG absolute emissions by as much as 35%. This facility is projected to begin operations before the end of 2024.
In addition, we recently signed the largest renewable product purchase agreement for the steel industry in North America, representing approximately 15% of our steel mills’ power requirements. The wind energy center that is associated with this agreement came online in the first quarter of 2024 and represents the single most significant step in increasing our exposure to renewable electrical energy, propelling us beyond our 2025 goal and much of the way to our 2030 goal.
I am excited about the progress we have already made and our plans related to decarbonization for the coming years. Our decarbonization strategy is an ongoing journey, and we plan to use our entrepreneurial, innovative spirit to continue to be a leader in the industry.
Voting Information
The proxy materials are available on the Internet at: http://materials.proxyvote.com/858119 and at www.steeldynamics.com under the heading “Investors.”
Your vote is very important to us, and I encourage you to vote your shares. There are several ways in which you can vote your shares, including via the Internet, by telephone, or by signing, dating and returning your Proxy Card. Specific information about each of these voting methods can be found in the Proxy Statement under the heading “Voting Information”.
As we look to the future, we see opportunity. With our strong financial foundation and entrepreneurial spirit of innovation and excellence, we are distinctively positioned to embrace the momentum from our current operations, while successfully executing current and future strategic growth initiatives.
Thank you for your trust.
Sincerely,
Mark D. Millett

Steel Dynamics, Inc. | 2024 Proxy Statement   3

4   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Proxy Statement
Summary
This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information that you should consider before voting. Therefore, please read this proxy statement in its entirety. To help you, we have provided page references to find further related details.
How to Vote
Internet	You are eligible to vote online at www.proxyvote.com until 11:59 p.m. Eastern Time on May 8, 2024.
Telephone	Voting can be completed by calling the number on your proxy until 11:59 p.m. Eastern Time on May 8, 2024.
Mail	Voting can be completed by signing and returning your proxy or voting instruction card before May 8, 2024.
In Person
At the annual meeting: If you are a shareholder of record, we have a record of your ownership so we can accept your vote. If your shares are held in the name of a broker, nominee, or other intermediary, you must bring a proxy issued in your name from that record holder.

Date & Time
Thursday, May 9, 2024 /
9:00am Eastern Time
Place
Fort Wayne Country Club
5221 Covington Rd
Fort Wayne, Indiana 46804

Proposal Information
Election of Directors
Board Vote Recommendation FOR
Page Reference 32
Ratification of the Appointment of Independent Registered Public Accounting Firm as Auditors
Board Vote Recommendation FOR
Page Reference 44
Advisory Vote to Approve the Compensation of the Named Executive Officers
Board Vote Recommendation FOR
Page Reference 74
Approval of the Steel Dynamics, Inc. 2024 Employee Stock Purchase Plan
Board Vote Recommendation FOR
Page Reference 75
Shareholder Proposal  —  Adopt a Shareholder Right to Call a Special Shareholder Meeting
Board Vote Recommendation AGAINST
Page Reference 79

Record Date: March 18, 2024
The record date has been set as March 18, 2024 to determine shareholders entitled to receive notice of and to vote at the annual meeting. As permitted by the Securities and Exchange Commission’s (“SEC”) “notice and access” rules and to reduce the environmental impact of the distribution of materials to shareholders, we are making our proxy statement and annual report (which are not part of the proxy solicitation materials) available to most of our shareholders via the Internet rather than by mail. This letter and the accompanying Notice, proxy statement, and proxy card, for those receiving paper copies, as well as a Notice Regarding the Availability of Proxy Materials, with instructions for accessing the proxy materials and Annual Report on the Internet, is being first made available to shareholders on or about March 28, 2024.
Steel Dynamics, Inc. | 2024 Proxy Statement   5

Business
Highlights
Thank you to our extraordinary colleagues for their passion, spirit of excellence, innovation, and dedication to each other. Their dedication continues to drive our company to achieve exceptional results. We also thank our loyal customers, vendors, shareholders, and communities for your continued support.
Circular Manufacturing Model
We intentionally developed a circular operating framework, supporting a competitively-advantaged, sustainable strategic business model. Our metals recycling platform collects and processes scrap from manufacturing and end-of-life items, such as automobiles, appliances, and machinery. This processed scrap is then sold to end users for reuse, including our EAF steel mills, which produce new steel from the recycled material. Our steel is then sold to consumers that both further process and manufacture end products. We sell a meaningful amount of steel to our own manufacturing businesses that in turn sell finished products to consumers. Ultimately, when these products reach the end of their lives, they can be collected as scrap and used again in our steelmaking operations, creating our circular manufacturing model.
This model will continue with our new aluminum flat rolled platform. As the largest nonferrous recycler in North America, our metals recycling platform collects and processes aluminum scrap to sell to our recycled aluminum slab facilities and flat rolled products aluminum mill. Our lower-carbon flat rolled products aluminum mill will produce new aluminum sheet from the recycled material. Similar to our Sinton flat roll steel facility, several customers will be creating a presence on our site, allowing aluminum scrap from their operations to be recycled efficiently. Finally, when aluminum products reach the end of their lives, they can be collected as scrap and used again in our aluminum operations, supporting our circular manufacturing model.
Leading After-Tax ROIC1
(1)
The company believes that after-tax return-on-invested capital (After-tax ROIC) provides an indication of the effectiveness of the company’s invested capital and is calculated as follows: After-tax ROIC = Net Income Attributable to Steel Dynamics, Inc / (Quarterly Average Current Maturities of Long-term Debt + Long-term Debt + Total Equity)

6   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Performance Highlights
There have been many highlights during our thirty-year history, some of our more recent achievements include:
–
Improvements on our key safety metrics including our lowest total recordable injury rate ever, while each of our platforms performed better than industry benchmarks

–
Increasing our steel operations capabilities with the addition of our Sinton Flat Roll Division, as well as, four new value-added flat roll coating lines

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Our aluminum flat-rolled operations with our flat-rolled aluminum products mill and two satellite recycled aluminum slab centers, further becoming a differentiated, sustainable, metals growth company

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Achieving an investment grade credit profile which creates avenues to access lower cost and longer tenor capital

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Inclusion within the S&P 500® Index, which is widely recognized as one of the premier benchmarks of the U.S. equities market

During 2023, some of our more notable achievements include:
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Record steel shipments of 12.8 million tons, strong fabrication shipments of 663,000 tons and near record shipments from metals recycling

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Revenue of  $18.8 billion, our second highest annual result

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Consolidated operating income of  $3.2 billion and net income of  $2.5 billion, our third highest annual result

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Strong liquidity of  $3.5 billion which firmly positions us to grow strategically through organic investments and transactional opportunities as well as return capital to shareholders

Shareholder Returns
We continue to execute strong shareholder returns. In the first quarter of 2023, we increased our cash dividend per share by 25%, which marked our eleventh consecutive increase. In the first quarter of 2024, we again increased our cash dividend per share by an additional 8%, continuing our positive dividend profile in recognition of our strong through-cycle cash flow capabilities.
Additionally, due to our strong profitability and cash flow generation in 2023, we repurchased $1.5 billion, or 8%, of our outstanding common stock. In November 2023, our Board of Directors approved a new $1.5 billion share repurchase program. This flexible distribution policy allows our company to reward our shareholders during periods of excess cash flow and strong profitability.
The combination of a strong and growing cash dividend complemented by flexible share repurchases has driven meaningful returns for our shareholders over the long-term. Importantly, this was accomplished while also achieving meaningful organic growth. This includes completing investments on our $2.0 billion Sinton Flat Roll Division and on our $600 million four value-added coating lines, as well as, investments in our $2.7 billion Aluminum Dynamics facilities expected to commence operations in mid-2025.

Steel Dynamics, Inc. | 2024 Proxy Statement   7

Governance
Highlights
Best Practices
We are committed to strong foundational principles of corporate governance, which we believe promote the long-term success of our business and maximize benefits for our teams, communities, investors, and other stakeholders.
Continued Commitment
We are committed to creating a Board with a diversity of experience, expertise, gender, race, and ethnicity. As such, our Corporate Governance Policies contain a requirement to include in each search for director nominees, candidates who reflect diverse backgrounds, including diversity of gender, race, and ethnicity.

Highlights of our governance framework include:
✓
Lead Independent Director

✓
Board Refreshment  —  Director Retirement Policy

✓
Ongoing succession planning and talent development for senior leadership and the Board

✓
Independent directors meet at least quarterly in executive session

✓
Code of Business Conduct and Ethics

✓
Diverse director backgrounds and perspectives, combined with seasoned industry knowledge

✓
Robust Stock Ownership Guidelines for Executive Officers and Directors

✓
All Board members attended at least 75% of Board and Committee meetings

✓
All directors stand for election annually

✓
Board committees consist of 100% independent directors

✓
Shareholder right to call a special meeting

✓
Majority voting with advance resignation in uncontested director elections

✓
Annual Board evaluation, including individual director assessment

✓
Proxy access with standard provisions

✓
Detailed risk oversight processes by Board and each of the committees

✓
Robust director selection process with a requirement to include diverse candidates in the search

1 Eight year average for our eight independent directors, thirteen year average for our ten directors including our two founders
8   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Board of Directors Matrix	Mark D. Millett (Founder)	Sheree L. Bargabos	Kenneth W. Cornew	Traci M. Dolan	Jennifer L. Hamann	James C. Marcuccilli	Bradley S. Seaman	Gabriel L. Shaheen	Luis M. Sierra	Richard P. Teets, Jr. (Founder)
Age	64	68	59	66	56	73	64	70	61	68
Tenure	30	5	7	11	0	19	10	14	2	30
Independent Director		■	■	■	■	■	■	■	■
Number of other public company boards		1
Skills
Public Company Experience	■	■	■	■	■			■	■	■
Senior Executive Leadership	■	■	■	■	■	■	■	■	■	■
Accounting and Finance	■	■	■	■	■	■	■	■	■
Industry Focus	■									■
Operating/Manufacturing Experience	■	■	■		■				■	■
Strategic Initiatives	■	■	■	■	■	■	■	■	■	■
Risk Management	■		■	■	■	■	■	■	■
Health & Safety	■	■	■		■				■	■
Information Technology/Cybersecurity			■	■	■	■
Environmental	■	■	■						■	■
Demographics
Gender	M	F	M	F	F	M	M	M	M	M
Ethnicity	W	W	W	W	W	W	W	ME	H	W
F - Female       M - Male       W - White / Caucasian       H - Hispanic       ME - Middle Eastern
Steel Dynamics, Inc. | 2024 Proxy Statement   9

Effective Investor
Engagement
Consistent investor outreach is fundamental to our commitment to communication and transparency with our shareholders. We are committed to engaging with our investors on topics of importance to both them and us. We regularly reach out to our investor base. Our discussions cover topics based on publicly available information, such as strategic near and long-term growth initiatives, capital allocation philosophy and execution, sound corporate governance practices, performance-based compensation philosophy, sustainable business model, decarbonization initiatives, and similar matters. This process aids our senior leadership and the Board to ensure issues important to our investors are appropriately understood and considered in a timely manner.
In addition to our regular shareholder engagement, we engage annually with a number of large institutional shareholders with dedicated governance teams to better understand their policies and expectations regarding environmental, social, and governance (“ESG”) practices and other important timely matters. We also consult the publicly available policies of our major shareholders to better understand their views. During 2023, we reached out to our top institutional shareholders representing over 50% of our outstanding shares, and a large number of these organizations accepted our offer to engage with us.
We communicate with our shareholders in numerous ways, including in person and virtual meetings, investor conferences, planned geographic roadshows, and through our periodic press releases, sustainability reports and other such documents. Members of our senior leadership and investor relations team provide an open forum to investors to discuss and comment on any matters they wish to discuss, including our ESG practices and long-term growth strategy.
Our investor outreach program assists senior leadership and our Board to fully understand the perspectives of our shareholders with respect to our ESG practices and other matters of importance to them.

10   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Sustainability
Sustainability is a part of our long-term value creation strategy. We are dedicated to our people, our communities, and our environment. We are committed to operating our business with the highest integrity and have been since our founding.
Our commitment to all aspects of sustainability is embedded in our founding principles  —  valuing our teams, our partners, our communities, and our environment. These strategic principles drive long-term value creation for us all.
Health and Safety
The health and safety of our people is our number one value and primary focus. Nothing surpasses the importance of each individual team member. Safety is an integral part of our culture, and we must collectively ensure every person is personally engaged in sustaining a safe workplace for themselves, their team members, and their families.
We continuously look for ways to refine and improve our safety programs to ensure a safe outcome for everyone. We discuss our safety programs and performance with our Board of Directors at each meeting. The leadership team and safety professionals located throughout our businesses are responsible for implementing, monitoring, and evaluating the programs.
As shown in the following charts, our total recordable injury rate1 achieved a record low during 2023 and the total recordable injury rate1 for each of our platforms was meaningfully better than industry benchmarks.

Companywide Total Recordable Injury Rate1	Platform Total Recordable Injury Rate1

(1)
Total Recordable Injury is defined as OSHA recordable incidents x 200,000/hours worked

(2)
Source 2022 U.S. DOL Bureau of Labor Statistics released in 2023

Steel Dynamics, Inc. | 2024 Proxy Statement   11

Environmental
We are committed to operating our business in an environmentally responsible manner and have been since our founding. Our steel mills exclusively use EAF technology with recycled ferrous scrap as the primary raw material, producing lower-carbon emission high-quality steel products for our customers and driving returns for our shareholders.
We believe EAF production is currently the steelmaking technology that provides the least environmental impact, is the most cost effective, and provides the most flexibility, and as such, has been our method of growth. We encourage the use of new technologies and processes to reduce our impact on the environment, including a strategic focus on lowering our carbon emissions.
We report on sustainability annually which includes disclosures according to the Sustainability Accounting Standards Board and the Global Reporting Initiative Framework. Additionally, we provide our response to CDP’s annual Climate Change questionnaire. All of these disclosures can be found on our website at www.steeldynamics.com under Sustainability Reporting. In addition to our ongoing reporting, we are pursuing multiple initiatives including the key ones highlighted below.
In 2021, we announced that we were taking further action to reduce our environmental footprint through our 2025, 2030, and 2050 goals for GHG emissions intensity reduction and increased renewable electrical energy usage at our steel mill facilities. We have already made significant progress toward meeting these decarbonization goals. From our baseline year of 2018 to 2023, we have reduced our steel mill Scope 1 & 2 GHG emissions intensity by 20% (meeting our 2025 emissions intensity goal) and we have increased our use of renewable electrical energy to 10% within our steel mill operations (meeting our 2025 renewable electrical energy goal).
In 2022, we helped found the Global Steel Climate Council (GSCC), an international coalition of steel producers and other stakeholders spearheading the steel industry’s efforts toward reducing emissions. In 2023, the GSCC published the Steel Climate Standard to provide a technology-agnostic global standard to measure and report steel product GHG emissions and provide a science-based target-setting framework to enable the industry to reduce carbon emissions. The Steel Climate Standard is comprised of two main components: (1) product certification criteria that allows customers to know if the steel they are buying is on the glidepath to achieve the goals of the Paris Climate Agreement; and (2) a science-based target-setting framework based on a 1.5°C scenario glidepath for net zero GHG emissions by 2050. We are excited to have led in the development and launch of this important standard for the industry, and for the investment and innovation that will surely follow. We intend to issue GSCC science-based targets for our steel mills’ Scope 1, 2, and 3 GHG emissions in 2024.

(1)
Per t CO2e / t Cast Steel. 2023, 2022 and 2021 steel mills’ Scope 1 and Scope 2 emissions data were verified by a third party in accordance with ISO 14064-3: 2019.

(2)
Per t CO2e / t Cast Steel. Steel Dynamics steel mills’ data is for 2023. Steel Dynamics steel mills’ Scope 1, 2, and 3 emissions data were verified by a third party in accordance with ISO 14064-3: 2019. Global average and BF-BOF global average data is for 2022 and is from World Steel Association, Sustainability Indicators November 2023 report.

12   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Our EAF steel mills offer significant benefits versus blast furnace steelmaking
In 2023, we began construction of a biocarbon production facility located in Columbus, Mississippi. The facility will use a high temperature pyrolysis to convert sustainably sourced biomass to high purity biocarbon. We will use this biocarbon as a lower carbon replacement for anthracite in our steelmaking operations. We believe this project will reduce our steel mills’ Scope 1 GHG absolute emissions by as much as 35%. We expect this facility to begin operations before the end of 2024. In addition, we recently signed the largest renewable product purchase agreement in the steel industry in North America, equivalent to approximately 15% of our steel mills’ power needs. This wind energy center came online in the first quarter of 2024, which will further support the company’s renewable electrical energy goals as well as meaningfully contribute to the company’s long-term reduction of GHG emissions intensity.
Inclusion and Diversity
Our people are the foundation of our success and are our most important resource. Our culture safeguards all people and requires each person to be treated fairly and with dignity. We have equal employment opportunity, no tolerance for harassment of any kind, respect for human rights, inclusion, and diversity  —  all of which focus on our expectations of treating every person with the utmost respect.
We recognize the value of having a business that reflects diversity of backgrounds and experiences. We work together as a unified team and respect each other as individuals. Our team-based compensation structure reinforces this philosophy. We strive to create a welcoming, open, and inclusive environment, ensuring the best ideas are heard and valued regardless of the position or the individual. We believe these ideals will continue to drive our success.
Our teams and colleagues represent the diversity of the communities where we live and work. Our team member population is representative of our industry and communities with 11% of our colleagues being female and 33% of our colleagues considered ethnically diverse. Additionally, of the eight individuals on our senior leadership team, one is female and one is ethnically diverse (Hispanic).
Talent Development
Our people represent the foundation of our six strategic pillars. Their continued education and talent development is paramount to our success. Our educational assistance and development programs encourage personal growth so individuals can remain current in their areas of responsibility, as well as develop new skills for advancement. Senior leadership plays a key role in our development programs, linking our culture to critical, proven leadership concepts. As we continue to grow, building talent and creating opportunities within our teams is one of our most important tasks and critical to our long-term success.
We provide all team members with the opportunity to further develop their skills through online virtual learning workshops. Among many topics, we focus on leadership skills, effective communication, culture, strategic thinking, time management, and technical content. For further information on our initiatives, please visit our website for the latest sustainability reporting at www.steeldynamics.com under “Sustainability Reporting.”

(3)
Our steel mill energy intensity compared to World Steel Association 2022 data

(4)
82% of the materials used in our steel mills was recycled ferrous scrap and internally produced iron

Steel Dynamics, Inc. | 2024 Proxy Statement   13

Executive Compensation
Highlights
During 2023, we maintained our highly levered companywide performance-based compensation structure, which is foundational to our entire compensation philosophy. The Compensation Committee did not make any adjustments to the compensation measurements or objectives of our executive officers, nor were any discretionary bonuses awarded. Our executive compensation structure is strongly supported by our shareholders with 92% voting in favor during our say-on-pay vote in 2023. Our pay for performance programs continued to be based on the objective, measurable criteria that were established on the grant dates.
Best Practices
We are committed to sound compensation practices that encourage long-term value creation and effective, sustainable use of our resources, as highlighted by the following items:

✓
Highly levered companywide performance-based compensation

✓
Annual say-on-pay vote

✓
Robust stock ownership requirements for all executive officers

✓
Clawback policy regarding executive compensation

✓
Annual compensation risk assessment by the Compensation Committee

✓
No repricing or backdating of stock options

✓
“Double-trigger” change-in-control payments and benefits

✓
No excise tax gross ups

✓
Prohibit hedging and a severe limitation on pledging of Company stock

✓
Independent compensation consultant retained by the Compensation Committee

✓
Caps on individual payouts for each performance award

✓
No guaranteed incentive bonus payments

14   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Pay for Performance Philosophy
The following table summarizes the key elements of our executive compensation program for 2023:
Payout
Compensation Component	Description	Cash	Equity
Base Salary	Set at a level we believe is necessary to recruit and retain the type of high-performing, entrepreneurial executives we seek to attract	✓
Annual Incentive Plan
Provides for a mix of cash and equity compensation earned when our performance exceeds pre-established thresholds tied to a minimum return to shareholders and capped at a maximum percentage of base salary
		✓	✓
Long-Term Incentive Plan	Equity compensation earned when our financial and operational performance, as measured by a number of comparable metrics, exceeds those of a pre-established set of our steel sector peers		✓
Restricted Stock Units	Equity awards which vest over a fixed time period. A significant majority of the awards to our NEOs vest one-third after two, three and four years.		✓
Key Elements of Our Compensation Program
The following summarizes the compensation mix for our CEO and the average of our other NEOs, with 84% of our CEO’s target compensation “at-risk” and 82% of our average NEO’s target compensation “at-risk”:
Steel Dynamics, Inc. | 2024 Proxy Statement   15

General
Information
Voting Information
On March 18, 2024, there were 157,947,385 shares of common stock outstanding. A list of shareholders entitled to vote at the Annual Meeting is available at our corporate office and will also be available at the Annual Meeting. Each share is entitled to one vote. The presence, in person or by proxy, of the holders of a majority of the shares that are entitled to vote at the Annual Meeting is necessary to constitute a quorum for all purposes and all proposals.
We recognize that most of you will not be able to attend the Annual Meeting in person, but it is very important that your shares be voted. We can only take action at the Annual Meeting, with respect to a particular matter, if a quorum, or majority, of the total number of shares of common stock outstanding and entitled to vote on that matter is present at the Annual Meeting. Therefore, unless you intend to come to the Annual Meeting and vote in person, or you intend to vote via the Internet or by phone, we are asking for your proxy to authorize the persons named in the proxy to be present at the Annual Meeting to represent you, and to vote your shares at the Annual Meeting in accordance with your instructions.
If your shares of common stock are registered in your name with our transfer agent, Computershare Trust Company, N.A., you are the ‘shareholder of record.’ If your shares are registered in the name of a broker, bank, custodian, or other nominee, that person is the shareholder of record and you are considered the ‘beneficial owner.’
Meeting Information
Date & Time
Thursday, May 9, 2024 /
9:00am Eastern Time
Place
Fort Wayne Country Club
5221 Covington Road
Fort Wayne, Indiana 46804
Record Date
March 18, 2024
Voting
You are entitled to vote at the Annual Meeting if you were a shareholder of record at the close of business on the record date

16   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Voting Shares Held in Your Name
(Shareholder of Record)
If you are the record owner, regardless of whether you have received a paper copy of these proxy materials or only a Notice, you may vote your shares according to one of the four methods listed under “How to Vote Your Shares.” If you choose to vote by mail using your proxy card, your “proxy”  —  that is, the persons named in your proxy card  —  will then vote your shares as you have directed. If you send in your proxy and do not revoke it, your shares will be voted in accordance with your instructions. If you do not specify how you want your shares voted with respect to one or more proposals, your shares will be voted FOR proposals 1, 2, 3 and 4 and AGAINST proposal 5.
Voting Shares Held by Brokers, Banks, Custodians or Other Nominees (Beneficial Owners)
Most shareholders arrange to have their shares held by brokers, banks, custodians, or other nominees. In such case, your name, as the actual beneficial owner, does not appear in our stock register. The broker first informs us how many of their clients are beneficial owners and we provide them with the number of sets of proxy materials and proxy cards for the broker to then forward those proxy materials to shareholders to obtain voting instructions. For this reason, if your shares are held by your broker, you should follow your broker’s instructions included on that form when you receive the proxy materials from your broker.
If you do not give your voting instructions to your broker, your broker may not be able to vote your shares. Under applicable rules of self-regulatory organizations governing brokers, your broker, bank, custodian or other nominee will only be able to vote your shares with respect to routine items that are considered discretionary. Your broker may vote your shares even in the absence of your voting instructions on routine, discretionary matters. For the 2024 Annual Meeting, the only discretionary item is Proposal No. 2, the ratification of the appointment of independent registered public accounting firm as auditors.
Election of Directors
In 2023, the company’s shareholders approved an amendment to the company’s amended and restated articles of incorporation to provide for election of directors by the vote of a majority of the votes cast in uncontested elections. A majority of the votes cast means that the number of shares voted “for” a director’s election must exceed the number of votes cast “against” that director’s election. Abstentions and broker non-votes will not be counted as votes cast either “for” or “against” a director’s election and therefore will have no effect on the outcome. This requires that an incumbent director who fails to receive a majority of votes cast in an uncontested election to not be elected, but continue to serve as a “holdover” director. However, under the Company’s Corporate Governance Policies, the unelected director is required to submit an irrevocable advance resignation. The Board would determine the appropriate responsive action and communicate its decision, and its underlying rationale, to shareholders within 90 days of certification of the election results.
Other Proposals
For all proposals, other than Proposal No. 1 (the election of directors), the affirmative vote of a majority of the shares represented, in person or by proxy, and entitled to vote on the item will be required for approval. On such matters, you may vote “for,” “against” or “abstain.” A proxy marked “abstain” with respect to an item will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the same effect as a negative vote.

Steel Dynamics, Inc. | 2024 Proxy Statement   17

How to Vote Your Shares
Mail:
If you have received a paper copy of these proxy materials, you may mark, sign, date and return your enclosed proxy card in the enclosed envelope.
Telephone:
If you have received a paper copy of these proxy materials, you may vote by using the toll-free telephone number and instructions shown on your proxy card, if your shares are registered directly in your name or, if not, by marking, signing, dating and returning your enclosed voting card; if this option is also offered by your bank or broker, in either case using a secure control number and account number by 11:59 p.m. EDT on May 8, 2024.
Internet:
Whether in paper form or by Notice only, by using the Notice or web site information and instructions listed on your proxy card or in the form of Notice, if your shares are registered directly in your name or, if not, if this option is also offered by your bank or broker in either case using a secure control number and account number by 11:59 p.m. EDT on May 8, 2024.
In person at the Annual Meeting:
If your shares are registered directly in your own name, you may vote by paper ballot handed out at the Annual
Meeting, provided that you have with you the Notice or proxy card that you received from the Company. But if your shares are registered in the name of your bank or broker, and if you wish to be able to vote your shares in person at the Annual Meeting, you will first need to check the box on the Voter Instruction Form you will receive with your proxy material, ask that you be provided with a “Legal Proxy” and then actually use this to vote your shares at the Annual Meeting. If you don’t use that Legal Proxy, your vote will not count. The method by which you vote will not limit your right to vote in person at the meeting if you decide to attend the Annual Meeting, provided that you follow the foregoing instructions for voting in person
We do not know of any other business to be transacted at the Annual Meeting, other than those matters described in this Proxy Statement. However, should any other matters properly come before the Annual Meeting, including consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the persons named as proxies and acting thereunder will have the discretion to vote on those matters according to their best judgment, to the same extent as the person granting the proxy.
Revoking Your Vote
You may revoke your proxy at any time before it is voted at the meeting in one of four ways:
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Notify our Chief Financial Officer, Theresa E. Wagler, in writing and before the meeting;

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Submit the appropriate form of proxy with a later date than your earlier proxy;

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Vote by telephone or Internet on a later date than the date you earlier voted; or

✓
Vote in person at the meeting in accordance with the foregoing instructions.

18   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Other Information
Multiple Shareholders Sharing the Same Address
Under rules adopted by the SEC, we are permitted to deliver a single copy of our Proxy Statement and annual report, or notice of availability of these materials, to shareholders sharing the same last name and address. This process, called householding, allows us to reduce resources required to print and mail these materials. If you would like to stop householding for your account, you may contact our Investor Relations Department in the manner described below under the heading “Investor Relations Department,” including your name, address, and account number.
Cost of Preparing, Mailing and Soliciting Proxies
We will pay all of the costs of preparing, printing, and mailing these proxy materials and related solicitation services. We will ask brokers to forward all proxy materials or Notices to the persons who were our beneficial owners on the record date. We will reimburse such brokers for their expenses incurred in sending proxies and proxy materials to our beneficial owners.
In addition, proxies may be solicited on our behalf in person, or by telephone, e-mail or other electronic means, by our officers, directors, and employees who will receive no additional compensation for soliciting. We have also engaged Okapi Partners to assist us in the solicitation of proxies. We have agreed to pay Okapi Partners a fee of  $11,000 plus expenses for these services.
Voting Results
We will publish the voting results from our Annual Meeting on our Company’s website at www.steeldynamics.com under “Investors” following the Annual Meeting, as well as in a current report on Form 8-K, which we will file with the SEC within four business days following the Annual Meeting.
Investor Relations Department
You may contact our Investor Relations Department in one of three ways:
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Writing to Steel Dynamics, Inc., Investor Relations Department, 7575 West Jefferson Blvd., Fort Wayne, Indiana 46804;

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E-mail to investor@steeldynamics.com; or

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Phone the Investor Relations Department at 260.969.3500.

Shareholder Communications with Directors
If you wish to communicate with our Board of Directors, Board Chair, Lead Independent Director, or the Chair of any Board committee, you may do so by sending a communication, marked “Shareholder Communication,” in care of our Chief Financial Officer, Theresa E. Wagler, to our corporate offices, 7575 West Jefferson Blvd., Fort Wayne, Indiana 46804. Your letter should describe your share ownership and how your shares are held. Our Chief Financial Officer will review each such communication and, depending upon the subject matter, will forward the communication to the director to whom it is addressed, or, as appropriate, to our Board Chair, Lead Independent Director, Chair of any Board committee, the Company’s legal counsel, or deal with the subject matter directly.

Steel Dynamics, Inc. | 2024 Proxy Statement   19

Governance of
the Company
Our business affairs are managed under the direction of our Board of Directors in accordance with the Indiana Business Corporation Law, our Amended and Restated Articles of Incorporation, and our Amended and Restated Bylaws. The Board members are elected annually by shareholders to oversee and provide guidance with respect to the Company’s business and affairs. The role of our Board of Directors is to effectively govern the affairs of the Company for the long-term benefit of our shareholders, our teams, our customers, our vendors, our communities, and other stakeholders. The Board, in concert with senior leadership, develops and oversees the Company’s long-term strategy and execution of its strategic plan, all in accordance with sound corporate governance policies and practices designed and routinely assessed to enable the Company to operate its business responsibly and with integrity.
The Board ensures the continuity of the Company and its mission through the election and appointment of qualified senior leadership to inspire our people and lead the Company. In addition, senior leadership regularly keeps Board members updated regarding developments affecting our business and industry. The Board is also responsible for ensuring that our activities are conducted in a responsible and ethical manner. We are committed to sound corporate governance principles.
Policies & Charters
We operate under corporate governance principles and practices that are reflected in a set of written policies. Our corporate governance policies and committee charters are reviewed regularly and amended as needed. The following documents are available on our website at www.steeldynamics.com under “Investors — Governance — Governance Documents.”
Corporate Policies
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Corporate Governance Policies

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Code of Business Conduct and Ethics

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Political Contributions and Advocacy Report

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Code of Ethics for Principal Executive Officers and Senior Financial Officers

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Statement of Policy for the Review, Approval or Ratification of Transactions with Related Persons

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Policy Governing the Receipt, Retention and Treatment of Complaints

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Conflict Minerals Policy

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Policy on Recoupment of Executive Officer Incentive-Based Compensation In the Event of Restatements

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Supplier Code of Business Conduct

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Environmental Policy Statement

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Human Rights Policy

Committee Charters
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Audit Committee Charter

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Corporate Governance and Nominating Committee Charter

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Compensation Committee Charter

20   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Director Independence
The Board annually makes both an affirmative objective and subjective determination that all independence standards have been and continue to be met by the designated independent directors and members of each of our three standing committees, including compliance with the additional heightened independence standards prescribed by SEC and Nasdaq Listing Rules for audit committee and compensation committee members. To be objectively independent, a director must not be an officer or an employee of Steel Dynamics, Inc. or any of its subsidiaries. They must not have any relationship with Steel Dynamics, Inc. or any of its subsidiaries, or with management (either directly or as a partner, shareholder or officer of an entity that has such a relationship) which, in the Board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities as a director.
The Board made its independence determination with respect to each director for calendar year 2023 and for each director nominee for election to the Board of Directors at the 2024 Annual Meeting. The Board has similarly made an additional affirmative determination of independence with respect to each member of the Audit Committee and the Compensation Committee, under the special audit committee and compensation committee independence criteria set forth under applicable SEC rules and Nasdaq Listing Rules.
The Board determined that during 2023 nine of the eleven members of our Board of Directors met all independence requirements, at all times constituting 82% of our eleven-member Board. The independent members were Sheree L. Bargabos, Kenneth W. Cornew, Traci M. Dolan, Jennifer L. Hamann, James C. Marcuccilli, Gabriel L. Shaheen, Bradley S. Seaman, Luis M. Sierra and Steven A. Sonnenberg. The Board has determined that, if re-elected at the 2024 Annual Meeting, the independent directors nominated for election would continue to meet all independence criteria. In addition, the Board determined that all members of each of the three standing committees have been and will continue to meet all independence requirements.

Steel Dynamics, Inc. | 2024 Proxy Statement   21

Board Leadership Structure
and Composition
We believe our board and governance framework provides for a sound and strong corporate governance environment. The Board has the flexibility to decide when the positions of Chair of the Board and CEO should be combined or separated, as well as whether an executive or an independent director should be Board Chair. If the Chair of the Board is not an independent director, the Board will designate one of its independent directors to serve as a lead independent director. This allows the Board to choose the leadership structure that it believes will best serve the interests of our shareholders.
Chair of the Board
During 2023, Mr. Mark D. Millett served as our Chief Executive Officer and non-independent Board Chair. Mr. Millett is a founder of our Company and was appointed as our Board Chair at our 2021 Annual Meeting. As Board Chair, he presided as such at the Company’s Board meetings. The Company’s Board Chair serves at the pleasure of the Board and is appointed annually by the Board following the Annual Meeting.
Lead Independent Director
If the Chair of the Board is not an independent director, the Board will designate one of its independent directors to serve as a lead independent director, and this individual will be appointed annually following the Annual Meeting. As such, the Company’s Board operated with a Lead Independent Director in 2023. The Corporate Governance and Nominating Committee elected a new independent lead director in May 2023, Mr. Cornew, who will serve for one year. Mr. Cornew was elected an independent director in 2016.
The Lead Independent Director: presides at Board meetings at which the Board Chair is not present; presides at Board executive sessions of the independent directors; serves as a liaison between senior leadership and the Board as well as between the Chair and the independent directors; assists the committee chairs in preparing agendas for the respective committee meetings; has the authority to call meetings of the independent directors, and performs other functions and responsibilities requested by the Board.
The Board considers that the Lead Independent Director’s active involvement in the foregoing functions and activities ensures the Board maintains independent oversight.
Independent Directors
Eight of ten, or 80%, of our Board nominees are considered independent. These members meet in executive session at least quarterly.
Committee Chairs and Members
All committee chairs are independent and provide leadership for their respective committees. They provide an important resource for communications between the Board and the company’s senior leadership. All of our committees are comprised of 100% independent members, and they also meet regularly in executive sessions.
Board Committees
The Board of Directors has three standing committees, each consisting entirely of independent directors: an Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee.
The Board, together with senior leadership, regularly reviews the applicable provisions of the Sarbanes Oxley Act of 2002, the Dodd-Frank Act and the implementing rules thereunder, the rules and pronouncements of the SEC, pertinent provisions of the Internal Revenue Code of 1986 (the “Code”), and the Listing Rules of the Nasdaq Stock Market regarding corporate governance policies, processes, and listing standards, including applicable audit and compensation committee independence standards. In conformity with such requirements, the committees of the Board operate under written charters. All three committees, at least annually, review and, as necessary, revise their charters to take into account updated charter, legislative, regulatory, and listing standards requirements, as well as other governance best practices.
The following describes the operations and key responsibilities for each Board Committee:

22   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Corporate Governance and Nominating Committee
Committee Members: — Kenneth W. Cornew — Traci M. Dolan — James C. Marcuccilli — Bradley S. Seaman (Chair) — Steven A. Sonnenberg Number of Meetings: Four All members are independent
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Reviews and evaluates the Company’s corporate governance framework, developments in corporate governance practices, and reviews and recommends to the Board effective corporate governance policies and procedures and appropriate charter provisions, as well as Board organization, size and composition;

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Establishes criteria for Board membership by identifying, evaluating, and recommending for election as directors both incumbent and prospective nominees who meet the Committee’s and the Board’s criteria of board member requirements, after taking into consideration the nominee’s background, knowledge, diversity, skills, subject matter expertise, and personal business, financial and life experiences. This includes a requirement in our Corporate Governance Policies to include in each director search, candidates who reflect diverse backgrounds, including diversity of gender, race, and ethnicity;

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Monitors Company policies and strategies related to corporate responsibility and sustainability. This includes a review of risks related to the environmental and social matters that may arise from our operations. This includes at least a semi-annual or as frequently as needed, review of performance against our decarbonization and renewable electrical energy goals as well as the diversity, inclusion and talent development initiatives driven by our senior leadership team;

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Identifies Board members who are willing and able to actively and materially contribute as a board member, either for election by our shareholders at each Annual Meeting, or for appointment by the Board to fill any director vacancies;

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Drafts and oversees a Code of Ethics for our Principal Executive Officers and Senior Financial Officers, a Code of Business Conduct and Ethics, and from time to time such other policies as are necessary or appropriate in the interest of strong corporate governance practices;

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Determines, recommends, or renders advice to the Board regarding applicable statutory, regulatory or Nasdaq Listing Rules regarding the “independence” requirements for board or committee membership, as well as rendering objective and subjective independence determinations;

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Reviews and evaluates, at least annually, the performance of the Board and each of the Board members;

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Makes recommendations to the Board concerning the number, function, and composition of the Board’s committees; and

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Identifies Board members for assignment to various Board committees.

Steel Dynamics, Inc. | 2024 Proxy Statement   23

Compensation Committee
Committee Members: — Sheree L. Bargabos — Kenneth W. Cornew (Chair) — Gabriel L. Shaheen — Luis M. Sierra — Steven A. Sonnenberg Number of Meetings: Four All members are independent
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Establishes, reviews, and approves corporate goals and objectives relating to our Chief Executive Officer’s and Named Executive Officers’ compensation;

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Together with the Corporate Governance and Nominating Committee, evaluates our Chief Executive Officer’s and other executive officers’ (as well as the Company’s overall) performance, at least annually, in light of those corporate goals and objectives as well as peer group benchmarking and determines and approves their compensation based on this evaluation;

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Reviews and approves our executive compensation plans and agreements, including our equity-based plans; and, at least annually, reviews the operation of all such plans and agreements and assesses the relationship between our overall compensation policies and practices and financial risk;

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Exercises general oversight with respect to our compensation agreements and incentive and equity-based plans relating to our Chief Executive Officer and other executive officers;

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Determines compliance with applicable pre-determined, measurable performance criteria with respect to all compensation plans for Named Executive Officers;

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Reviews and makes recommendations to the Board, taking into account Company performance and the duties and responsibilities of each board or committee position, regarding compensation of the non-employee members of the Board;

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Oversees regulatory compliance with respect to compensation matters and engages the services of independent professional compensation consultants and advisors, with costs paid by the Company;

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Reviews and determines compliance, with respect to each Compensation Committee member, of all required objective and subjective factors governing independence, as well as the independence of the Committee’s advisors, including its compensation consultant and other advisors;

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Acts as the “Administrator” or “Committee” in connection with the operation and administration of our equity and cash-based incentive compensation programs, with the authority to approve and authorize both equity and cash-based awards; and

Our Board has determined that, for 2023, each member of the Compensation Committee met all applicable heightened independence and qualification criteria in accordance with Nasdaq Listing Standards and Item 407 of Regulation S-K.
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Approves an annual report on executive compensation for inclusion in our Form 10-K and Proxy Statement, and reviews and discusses with management the Company’s Compensation Discussion and Analysis, to determine whether to recommend to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference from this Proxy Statement into our Annual Report on Form 10-K.

24   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Audit Committee

Committee Members:
—   Sheree L. Bargabos
—   Traci M. Dolan (Chair)
—   Jennifer L. Hamann
—   James C. Marcuccilli
—   Bradley S. Seaman
—   Gabriel L. Shaheen
—   Luis M. Sierra
Number of Meetings: Eight
All members are independent

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Oversees the adequacy, quality, and integrity of the Company’s accounting and financial reporting processes and the integrity of its financial statements including the assessment of the critical audit matter(s) identified by our independent registered public accounting firm;

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Oversees the appointment, retention, compensation, independence, performance, and oversight of the Company’s independent registered public accounting firm;

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Oversees the audits of the Company’s financial statements;

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In consultation with management and with legal counsel, reviews the Company’s compliance with legal and regulatory filings and requirements;

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Reviews the soundness and performance of the Company’s internal audit function, internal accounting controls, disclosure controls and procedures, and internal control over financial reporting;

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Together with the Board, reviews the Company’s risk management process, system and controls, including risks related to the financial reporting process, credit risk, liquidity risk and other market risks. Additionally, the Audit Committee is responsible for monitoring the cybersecurity risks facing the Company including the mitigation plans which the senior leadership team has put in place to limit potential exposures. These risks are reviewed and discussed on at least a semi-annual basis, or as frequently as needed;

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Prepares and approves an Audit Committee Report required by the rules of the SEC for inclusion in the Company’s annual Proxy Statement;

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Assesses and approves the Company’s policies and procedures regarding ethics and compliance, including the establishment of procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential anonymous submission by employees of concerns regarding potential fraud or other questionable accounting, financial, or auditing matters;

Our Board has determined that, for 2023, each member of our Audit Committee, by virtue of his or her extensive financial and business experience and training, met, and continues to meet, the criteria of an “audit committee financial expert” within the meaning of that term in Item 407 of Regulation S-K.
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Oversees the maintenance and oversight of a policy governing related party transactions required to be disclosed under Item 404 of SEC Regulation S-K, including the process the Audit Committee employs to identify related party transactions for review, in response to PCAOB Auditing Standard No. 18, as well as governing the review, approval or ratification of any such permitted related party transactions; and

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Reviews our financial statements and discusses them with management and our independent registered public accounting firm before those financial statements or the results thereof are publicly released and before they are filed with the SEC.

Steel Dynamics, Inc. | 2024 Proxy Statement   25

Board and Committee’s Role
in Risk Oversight
The Board of Directors has responsibility for risk oversight and focuses on the most significant risks facing the Company. The Board discharges its risk oversight responsibilities, in part, through delegation to the senior leadership team and to specific Board committees, facilitated through both a top-down and bottom-up communication structure. In this regard, the Board believes that evaluating the senior leadership team’s management of the various risks confronting the Company is one of its most important areas of its oversight responsibilities. In carrying out this critical responsibility, the Board with senior leadership’s assistance, regularly reviews the Company’s significant macroeconomic and business-specific risks, including but not limited to, health and safety, talent development, global steel supply and demand, diversity and inclusion, our growth strategy, financial, operational, information technology and cybersecurity, business continuity, raw material and energy resources, legal, environmental, decarbonization, trade, supply-chain, technological and regulatory exposures.
While the Board and its committees oversee risk management strategy, the senior leadership team is responsible for implementing and supervising its execution and reporting to the Board and its committees on such matters. The senior leadership team regularly provides the Board with information on the most potentially significant risks facing the Company and the plans to mitigate these exposures where possible. In this regard, the Board reviews and challenges the steps leadership has taken to actively assess, manage, monitor, and mitigate areas of exposure. Outlined below are the key areas of responsibility for each of the committees and how the Board and senior leadership team support each other in this critical function.
The Audit Committee reviews the Company’s risk management processes, systems and controls which senior leadership has established. Specifically, among other topics, the Audit Committee is responsible for reviewing the risks related to financial reporting and disclosure processes, as well as capital structure, cybersecurity and information technology, appropriate liquidity, financial regulatory compliance, and market trends. The Audit Committee regularly discusses with senior leadership the Company’s significant financial risk exposures to ensure adequate mitigation is in place.
The Audit Committee receives quarterly information on the cybersecurity risks facing the company and updates regarding the risk mitigation procedures put in place. Discussions include the Company’s multi-layered security platform concerning its information technology infrastructure, ongoing Company cybersecurity training programs, which include how to avoid cybersecurity risks, third-party assessments of our information security programs and internal incident and threat reporting by our cybersecurity team. Additionally, the senior leadership team has established a process to report to the Audit Committee and the Board as frequently as needed the cybersecurity threats, failures, incidents and breaches that could significantly impact the company.
The Corporate Governance and Nominating Committee reviews legal and regulatory compliance risks as they relate to corporate governance practices and processes. Included in that review are the risks related to environmental and social matters that may arise, including the impact our operations have on our communities and the environment and the diversity within our teams. The Corporate Governance and Nominating Committee is responsible for the oversight of the Company’s decarbonization performance. The Committee receives periodic reports on initiatives the company is pursuing including progress related to our decarbonization and renewable electrical energy goals. The Committee was instrumental in providing feedback and guidance as the Company set environmental goals, pursued strategic initiatives related to biocarbon production to lower our Scope 1 emissions and entering into the largest steel company renewable power purchase agreement in North America to lower our Scope 2 emissions. The Committee and senior leadership provide related information to the full Board based on these discussions, and how these initiatives will impact the Company’s strategic direction.

26   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

The Compensation Committee reviews our executive compensation programs to ensure they are using performance-based metrics that are aligned with Board and shareholder’s strategies, and that they do not encourage unnecessary or excessive risk-taking. As part of its review, the Compensation Committee utilizes its independent compensation consultant, Pearl Meyer, in its determination. During 2023, the Compensation Committee determined that our compensation programs do not encourage unnecessary or excessive risk-taking.
Executive officers’ base salaries are fixed in amount and thus do not encourage risk-taking. Annual cash incentives are formulaic and tied to specific Company financial performance metrics. The majority of compensation provided to the executive officers is in the form of time-based and performance-based equity awards that vest or are earned over a number of years and help further align executive officers’ interests with those of our shareholders. Accordingly, the Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to the Company’s performance over several years, and awards are subject to regular vesting schedules to help ensure that a significant component of executive compensation is tied to long-term value creation.
The Compensation Committee has also reviewed the Company’s compensation programs for team members in general and has concluded that these programs also do not create risks that are reasonably likely to have an adverse effect on the Company. The Compensation Committee believes that the Company’s compensation programs provide an effective and appropriate mix of incentives to help ensure performance is focused on long-term value creation and does not encourage short-term risk taking at the expense of long-term results.
Director Nomination Process
The Corporate Governance and Nominating Committee regularly reviews the Company’s Board composition to continually update incumbent director skills, contributions and experiences, and for the purpose of identifying potential candidates for board membership in the event of possible retirements, unanticipated vacancies or board expansion. This process first identifies skills that are needed to support the Company and its near and long-term strategies, while also considering the factors listed below, and then identifies potential nominees to fill the need. The Committee has been and continues to be intentional in ensuring Board and committee continuity balancing tenure with retirements of existing Board members and transition of new members onto the Board. As such, the Board nominated Ms. Hamann as a new member in 2023 and Mr. Sierra as a new member in 2021 following the retirements of two longer-tenured board directors.
The Committee seeks proposed nominees with a reputation for the highest ethical and moral standards and integrity. The Committee reviews background information on each proposed nominee, including the proposed nominee’s accomplishments, experience, and skills. The Committee pursues nominees with skills including independent judgment, a proper understanding of the role of a director in governance, and financial literacy. A commitment to represent the long-term interests of the Company and our shareholders, including a commitment to prepare for, attend and actively participate in Board and committee meetings as well as a willingness to devote the necessary time and attention to the Company’s business and the needs of the Board and its committees is essential.
Among other things, the Committee takes into account such factors as particular industry knowledge, operating experience, demonstrated ethical business conduct, familiarity with or experience regarding business matters, exposure to public company governance matters, considerations such as safety, logistics, legal/governmental/environmental regulation experience, information technology and cybersecurity, and risk management as part of the director candidate qualification process.
Proposed nominees may be referred or recommended to the Committee from many different sources, including but not limited to members of the Committee, by other directors, by outside persons or advisors, by a shareholder in accordance with the procedures described below, or under the direction of the Committee and for its consideration and approval, by an outside independent professional search firm.

Steel Dynamics, Inc. | 2024 Proxy Statement   27

Board Diversity
The Corporate Governance and Nominating Committee recognizes that a diverse set of skills and backgrounds is essential to proper functioning of our Board and that the judgments and perspectives offered by a diverse board of directors improves the quality of decision-making and enhances board performance. The Committee seeks individuals within a broad range of business and personal experiences and backgrounds, considers a multitude of factors including, but not limited to, gender, race, ethnicity, country of origin and age.
Currently five of our Board members are diverse: three of our Board members are female and two of our other
Board members are ethnically diverse (Middle Eastern and Hispanic). The Committee believes it is important to create a Board with a diversity of experience, expertise, gender, race and ethnicity. As such, the Corporate Governance Policies contain a requirement to include in each director search, candidates who reflect diverse backgrounds, including diversity of gender, race, and ethnicity.
The Corporate Governance and Nominating Committee believes the Board has met the diversity objectives of Nasdaq Listing Rule 5605(f)(2)(A).

Board Diversity Matrix (as of December 31, 2023)
Total Number of Directors	11
	Female	Male
Part 1: Gender Identity
Directors	3	8
Part 2: Demographic Background
Hispanic or Latinx	0	1
White1	3	7
LGBTQ+	1
(1) Per the Nasdaq Listing Rule, the Demographic Background of White is defined as a person having origins in any of the original peoples of Europe, the Middle East, or North Africa. Mr. Shaheen has identified as Middle Eastern.
28   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Annual Director Evaluations
Members of the Corporate Governance and Nominating Committee also evaluate the continued candidacy of incumbent Board members based on the same criteria applicable to new candidates, taking into consideration such factors as age, board tenure, membership on other public company boards of directors, diversity, ability to provide subject matter expertise and insight into our long-term strategic direction and the extent to which through his or her prior participation and performance he or she has met the applicable criteria for continued Board membership and has developed a valuable in-depth knowledge of the Company.
Director Meetings and the Annual Meeting
The Board held eight regularly scheduled and special meetings during 2023. All directors attended at least 75% of those meetings, as well as the meetings of each of the committees on which they served. As the Board, the Company’s independent directors met in executive session four times during 2023, without the Company’s leadership present.
We encourage all members of the Board to attend our Annual Meeting. At the 2023 Annual Meeting all directors were in attendance.
Leadership Succession Planning
The Board also engages in regular discussions with the Chief Executive Officer regarding leadership succession planning at all senior levels, including the Chief Executive Officer, and to the identification, development, and promotion of critical talent to address both planned and unplanned leadership transitions. The Chief Executive Officer reports at least semi-annually on succession and leadership development planning. The Company also encourages talent development and succession planning at all levels throughout the organization through broad-based ongoing education and development opportunities. The Company has created internal programs for companywide development opportunities specifically designed to teach leadership skills and how they are interpreted within the Company’s culture.
Statement of Policy for the Review, Approval or Ratification of Transactions with Related Persons
Under our policy, once a person has been identified as a “related person,” and if there is a proposed transaction of $120,000 or more involving the related person and the Company or any of its subsidiaries, the transaction must be considered, approved, or ratified by the Audit Committee. For purposes of our Policy, a “related person” is a person who is (or at any time since the beginning of our last fiscal year was) a director, director nominee, executive officer, 5% shareholder, immediate family member of any of the foregoing, an entity which is owned or controlled by any of such persons, or any other person which our Audit Committee or Board has so identified.
Covered transactions will normally be approved in advance by the Audit Committee, unless, upon certification by our Chief Executive Officer or Chief Financial Officer that a determination cannot be practicably made prior to the next Audit Committee meeting, the Chair of the Audit Committee is able to review and approve the proposed related person transaction, subject, however, to the prompt reporting of the transaction to the full Audit Committee.
All of these transactions and relationships were approved in accordance with our Policy for the Review, Approval or Ratification of Transactions with Related Persons. During 2023, each of the following employment relationships involved payments for services rendered to the Company as employees by performing work at no more than market rates of less than $545,000 each. Michael Busse was employed as a value-chain manager for our Flat Roll Steel Group and Aaron Busse was employed as a ferrous trading representative for OmniSource. Keith E. Busse, a director who retired from our Board of Directors in May 2023, is the father of Michael Busse and Aaron Busse. Charles Trowbridge was employed as a sales manager for our Butler Flat Roll Division. Mark D. Millett, our Chairman and Chief Executive Officer, is the brother-in-law of Charles Trowbridge. Joshua Graham was employed as a melt and cast manager for our Steel of West Virginia Division. Christopher A. Graham, our Senior Vice President, Flat Roll Steel Group, is the brother of Joshua Graham. Neil Pushis was employed as a roll shop supervisor for our Aluminum Dynamics Division. Glenn A. Pushis, our Senior Vice President, Special Projects, is the brother of Neil Pushis. In addition, Ms. Hamann is Chief Financial Officer

Steel Dynamics, Inc. | 2024 Proxy Statement   29

of Union Pacific. For many years, the Company has sold rail to Union Pacific and purchased transportation services from Union Pacific. In 2023, Union Pacific paid the Company approximately $55 million for rail purchases and the Company paid Union Pacific approximately $45 million for transportation services. These transactions were made on market terms and accounted for less than 0.5% of each company’s revenues. We believe that all of the transactions described above are on terms no less favorable to us than could be obtained from unaffiliated third parties.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our non-employee directors and our executive officers to file with the SEC initial reports of beneficial ownership of the Company’s common stock and other equity securities or derivatives as well as reports of changes in beneficial ownership. These persons are required to provide us with a copy of their required Section 16(a) reports as and when they are filed. Based on our records and information furnished to us by our executive officers and directors, we believe that all Exchange Act filing requirements with respect to 2023 were met, except for a delinquent Form 3, regarding Ms. Hamann’s appointment to the Company’s Board of Directors, required to have been filed on or prior to September 28, 2023.
Compensation Committee Interlocks and Insider Participation
None of our current or former officers or employees or any current or former officers or employees of our subsidiaries, served as a member of the Compensation Committee during 2023. Moreover, during 2023 (a) none of our executive officers served on the compensation committee of another entity, any of whose executive officers served on our Compensation Committee, and (b) none of our executive officers served as a director of another entity, any of whose executive officers served on our Compensation Committee.
Shareholder Nominations
The Corporate Governance and Nominating Committee will consider suggestions from shareholders for potential director nominees. In order to provide the Committee sufficient time to evaluate proposed nominees, a shareholder desiring to recommend a proposed nominee for consideration by the Committee, for nomination at the 2025 Annual Meeting, should send any such recommendation to Steel Dynamics, Inc., Attention:
Chief Financial Officer, Theresa E. Wagler, 7575 West Jefferson Blvd., Fort Wayne, Indiana 46804, no later than November 29, 2024, who will then forward it to the Committee. Any such recommendation should include a description of the proposed nominee’s qualifications for Board service, the proposed nominee’s written consent to be considered for nomination and to serve if nominated and elected, stock ownership information, including date or dates of purchase, the proposed nominee’s resume, information regarding any relationship, as well as any understandings between the proposing shareholder, the proposed nominee, and any other person or organization regarding the proposed nominee’s board service, if elected, and the addresses and telephone numbers for contacting the shareholder and/or the proposed nominee for more information.
Under our Bylaws, written notice of shareholder nominations to the Board of Directors that are to be included in the proxy statement pursuant to the proxy access provisions in Section 3.16 of our Bylaws must be delivered to the Company’s Chief Financial Officer no later than 120 days nor earlier than 150 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any eligible shareholder who wishes to have a nomination considered at the 2025 Annual Meeting and included in the Company’s proxy statement must deliver a written notice (containing the information specified in our Bylaws regarding the shareholder and the proposed nominee) to the Company’s Chief Financial Officer between December 10, 2024 and January 9, 2025.
To comply with the SEC’s universal proxy rule, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in compliance with Rule 14a-19 under the Exchange Act must provide notice that sets forth the information required by Rule 14a-19 no later than March 10, 2025. If the date of the 2025 Annual Meeting changes by more than 30 calendar days from the date of the Annual Meeting, such notice must instead be provided by the later of 60 calendar days prior to the date of the 2025 Annual Meeting or the 10th calendar day following public announcement by the Company of the date of the 2025 Annual Meeting.
Under our Bylaws, shareholders may also nominate a candidate for election at an annual meeting of shareholders. Shareholders who intend to present a nomination at our 2025 Annual Meeting are required to notify the Secretary of the Company in writing and

30   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

provide the information described in our Bylaws no later than 60 days nor earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any eligible shareholder who wishes to have a nomination considered at the 2025 Annual Meeting and not included in the Company’s proxy statement must deliver a written notice (containing the information specified in our Bylaws regarding the shareholder and the proposed nominee) to the Company’s Secretary between January 9, 2025 and March 10, 2025. Director nominees submitted through this process will be eligible for election at the 2025 Annual Meeting but will not be included in proxy materials sent to shareholders prior to the meeting.
Shareholder Proposals for 2025
Any shareholder satisfying the requirements of Exchange Act Rule 14a-8 and wishing to submit a proposal for inclusion in our proxy statement for our 2025 Annual Meeting must submit the proposal in writing to the attention of our Chief Financial Officer, Theresa E. Wagler, at 7575 West Jefferson Blvd., Fort Wayne, Indiana 46804, no later than November 29, 2024. Exchange Act Rule 14a-8 contains detailed eligibility and procedural requirements for determining whether you will be permitted to submit your proposal and have it included in the proxy statement. These include requirements regarding the minimum market value of the shares you hold, the length of time you have held those shares, and the applicable deadline for submitting the proposal.
In addition, if a shareholder does not submit a timely or otherwise qualifying proposal for inclusion in 2025’s Annual Meeting Proxy Statement but may still wish to make a business proposal at that meeting for consideration at the meeting, other than a nomination for director which is described above, will be required to have delivered written notice to the Company’s Secretary and provide the information described in Section 2.1(b) of our Bylaws no later than 60 days nor earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any eligible shareholder who wishes to have a shareholder proposal considered at the 2025 Annual Meeting and not included in the Company’s proxy statement must deliver a written notice (containing the information specified in our Bylaws regarding the shareholder and the proposal) to the Company’s Secretary between January 9, 2025 and March 10, 2025. Were such a proposal to be made at next year’s Annual Meeting, a proxy granted by a shareholder prior to next year’s Annual Meeting will be deemed to have given discretionary authority to the proxies to vote that individual’s shares on any matter so introduced at next year’s Annual Meeting.

Steel Dynamics, Inc. | 2024 Proxy Statement   31

Proposal #1	Election of Directors
Our shareholders will be asked to elect ten directors at the 2024 Annual Meeting.
Nine of the persons listed below are incumbent members of our Board and, except for Jennifer L. Hamann who was appointed in September 2023, were elected at the 2023 Annual Meeting. As a result of its ongoing director performance review by the Corporate Governance and Nominating Committee (see “Director Nomination Process”), each incumbent Board member’s service and performance as a director during 2023 was evaluated by the Corporate Governance and Nominating Committee and was determined to have met all expectations for continued Board membership. In addition, Ms. Hamann’s qualifications were reviewed and found to meet the Board member qualifications criteria established by the Corporate Governance and Nominating Committee. The Committee determined that it would be in the best interest of the Company that each director, whom has expressed his or her willingness to continue to serve, should continue to do so. Accordingly, ten director candidates, having indicated their willingness to stand for election for an additional one-year term, were recommended for nomination by the Committee and are hereby nominated for election to the Board.
Each director, if elected, will serve until our 2025 Annual Meeting, or until a qualified successor director has been elected. All but Messrs. Millett and Teets are, and expect to continue to be, independent directors. In the event that any nominee at the time of the election is unable to serve or is otherwise unavailable for election, the Board, upon recommendation of the Corporate
Governance and Nominating Committee, may select a substitute nominee. In that event, the persons named in the enclosed proxy intend to vote the proxy for the person so selected. We do not anticipate that any nominee will be unable to serve.
In addition, the Board has also reviewed all transactions during 2023 between Steel Dynamics, Inc. or any of its subsidiaries or affiliates, and companies or entities in which a director or a family member or affiliate might have owned any interest, for the purpose of ensuring that such transactions, if any, were approved in accordance with our “Statement of Policy For the Review, Approval or Ratification of Transactions With Related Persons”, and, further, for the purpose of determining whether any of such transactions impacted the independence of any director. The Board has affirmatively determined that none of the independent directors is an officer or employee of the Company, or any of our subsidiaries, and none of such persons have any relationships which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship or impact that person’s independence.
The Board of Directors recommends a vote
“FOR” each of the following nominees

32   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Information Concerning Experience, Qualifications, Attributes and Skills of the Director Nominees and Other Executive Officers
Mark D. Millett

Position: Co-founder, Chairman, and Chief Executive Officer
Director Since: 1993
Age: 64 (Male / Caucasian)
Outside Public Company Directorships: None
Committees: None
Education: Bachelor’s degree in Metallurgy from the University of Surrey in England (1981)
Key Qualifications: Mr. Millett brings to the Board strong leadership and industry experience having co-founded the Company and led the Company as its President and CEO since January 2012, through a period of tremendous long-term strategic growth. His experience as a seasoned public company CEO, coupled with his steel industry experience and his operational, commercial, cultural and strategic expertise, are valuable assets to the Board.
Professional Background: Mr. Millett co-founded the Company in 1993. Mr. Millett has been our Board Chair since May 2021 and has been our Chief Executive Officer since January 2012. Prior to that, he has held various positions within the Company, including President and Chief Operating Officer, Executive Vice President of Metals Recycling and Ferrous Resources, and Executive Vice President of Flat Roll Operations. Mr. Millett was responsible for the design, construction, and start-up operation of all of our steel mills, including our Butler, Indiana flat roll, melting, and casting operations. Mr. Millett serves as Past Chairman of the Steel Manufacturers Association (SMA). During 2019, Mr. Millett was named the recipient of the James F. Collins Achievement in Advocacy Award by the SMA. In 2014 and 2022, Mr. Millett was named Steelmaker of the Year by the Association of Iron and Steel Technology.
Sheree L. Bargabos

Position: Director
Director Since: 2018
Age: 68 (Female / Caucasian)
Outside Public Company Directorships: PGT Innovations, Inc.
Committees: Audit Committee and Compensation Committee Member
Education: Bachelor of Science degree in Chemistry from McGill University in Montreal, Quebec, Canada and an MBA from Babson College in Wellesley, Massachusetts
Key Qualifications: Among numerous strong leadership characteristics, Ms. Bargabos brings a strong background in industrial operations, safety practices, commercial platforms, employee matters and operational excellence to our Board.
Professional Background: Retired. Ms. Bargabos served from 2002 through 2012 as the President of the Roofing and Asphalt Division of Owens Corning, a global manufacturer of composites and building materials. In her capacity as President, Ms. Bargabos was responsible for the $2 billion roofing and asphalt business segment, managing 2,000 employees across 14 manufacturing locations. From 2013 through her retirement in 2015, Ms. Bargabos assumed the role of Vice President, Customer Experience, Roofing, helping to facilitate the successful transition of her successor, among other responsibilities.

Steel Dynamics, Inc. | 2024 Proxy Statement   33

Kenneth W. Cornew

Position: Lead Independent Director
Director Since: 2016
Age: 59 (Male / Caucasian)
Outside Public Company Directorships: None
Committees: Corporate Governance and Nominating Committee Member and Compensation Committee Chair
Education: Bachelor of Science degree in Electrical Engineering from Rutgers University (1987) and an MBA from Drexel University (1995)
Key Qualifications: Mr. Cornew brings to the Board a comprehensive understanding and experience in power operations, commodity cycles, commercial expertise, strategic growth, mergers and acquisitions, safety, and process improvement. He also brings an extensive knowledge and understanding of public company governance and regulatory matters.
Professional Background: Retired. Mr. Cornew served from 2013 through early 2021 as Senior Executive Vice President and Chief Commercial Officer of Exelon Corporation and President and CEO of Exelon Generation. Mr. Cornew was responsible for the operations of Exelon’s nuclear, fossil, and renewable fleets, as well as the commercial and retail businesses of Constellation. In 1990 Mr. Cornew joined Exelon where, throughout his career, he was instrumental in establishing and growing the company’s competitive energy business. Prior to joining Exelon, Mr. Cornew worked for PJM Interconnection, a regional transmission organization and part of the U.S. Eastern Interconnection Grid serving several states in the Mid-Atlantic and Mid-West regions. Mr. Cornew was a leader in advocacy for the industry and served on the Board of Directors of the Electric Power Research Institute whose focus is research and development relating to the generation, delivery and use of electricity. Mr. Cornew previously served on the Industry Advisory Board for Rutgers School of Engineering, the Advisory Board of FM Global Washington/Philadelphia, and the Board of Trustees for the Living Classrooms Foundation.
Traci M. Dolan

Position: Director
Director Since: 2012
Age: 66 (Female / Caucasian)
Outside Public Company Directorships: None
Committees: Audit Committee Chair and Corporate Governance and Nominating Committee Member
Education: Bachelor of Science Degree in Business from Indiana University (1981)
Key Qualifications: Ms. Dolan brings to the Board a comprehensive knowledge of accounting, finance and financial management, as well as experience in managing and overseeing regulatory compliances in the areas of executive compensation and risk management involving public companies. Her background also brings an understanding of information technology and cyber risk to the Board to help ensure proper risk oversight.
Professional Background: Retired. Ms. Dolan served for ten years (2004  —  2014) with ExactTarget, Inc., a salesforce.com company, which provides global cross-channel interactive marketing software-as-a-service. From July 2011 to February 2014, she served as Chief Administrative Officer and Corporate Secretary, responsible for human resources, executive compensation, legal and corporate governance, real estate, risk management, and shareholder relations. Prior to this, she served as principal financial officer responsible for all financial and administrative functions, including financial and strategic planning, accounting, tax and treasury functions, among other responsibilities. From 2000  —  2004, Ms. Dolan served as Chief Financial Officer and Vice President of Finance and Administration, Secretary and Treasurer of Made2Manage Systems, Inc.

34   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Jennifer L. Hamann

Position: Director
Director Since: 2023
Age: 56 (Female / Caucasian)
Outside Public Company Directorships: None
Committees: Audit Committee Member
Education: Bachelor of Science Degree in Finance and an MBA from the University of Nebraska
Key Qualifications: Among numerous strong leadership characteristics and logistics expertise, Ms. Hamann brings a diversified background to the Board. Additionally, she has extensive knowledge of business and regulations within Mexico based on her participation on a Union Pacific Mexican joint venture board.
Professional Background: From 2020 through present, Ms. Hamann has served as the executive vice president and chief financial officer of Union Pacific Corporation (“Union Pacific”), a large publicly traded company. Union Pacific employs over 33,000 individuals and provides critical service in the global supply chain by linking 23 U.S. states by rail. Additionally, Union Pacific is the only railroad serving all six major transportation Mexican gateways. Ms. Hamann has been employed by Union Pacific for over 30 years, including recently as Senior Vice President of Finance (April 2019  —  December 2019) and Vice President of Planning & Analysis (October 2017  —  March 2019), gaining significant cross-functional leadership experiences in areas such as, supply chain, capital planning and analysis, debt and equity capital markets, marketing and sales, investor relations, audit, human resources, and corporate strategy.
James C. Marcuccilli

Position: Director
Director Since: 2005
Age: 73 (Male / Caucasian)
Outside Public Company Directorships: None
Committees: Audit Committee and Corporate Governance and Nominating Committee Member
Education: Bachelor’s degree in business finance from the University of Notre Dame (1973)
Key Qualifications: Mr. Marcuccilli brings to the Board his comprehensive experience in financial analysis, commercial understanding, banking, organizational management, strategic growth, and information technology and cyber risk. His background as a successful financial entrepreneur also brings a depth of knowledge concerning regulatory and governance matters.
Professional Background: Mr. Marcuccilli has served as Chairman and Chief Executive Officer of STAR Financial Bank, a regional bank based in Fort Wayne, Indiana since 2016 and as President and Chief Executive Officer of STAR Financial Bank from 1997 to 2016. Mr. Marcuccilli serves as a director of STAR Financial Group, Inc., the holding company parent of STAR Financial Bank, as well as a director of STAR Financial Bank. Prior to that, Mr. Marcuccilli had responsibility for oversight of nine of STAR’s financial institutions throughout Indiana. He has served as chairman of the Northeast Indiana Regional Partnership from 2008-2009 and a board member of the Indiana Economic Development Corporation (2004  —   2017).

Steel Dynamics, Inc. | 2024 Proxy Statement   35

Bradley S. Seaman

Position: Director
Director Since: 2013
Age: 64 (Male / Caucasian)
Outside Public Company Directorships: None (formerly Chairman of the board of CPI Card Group, Inc. from 2007 to 2023)
Committees: Corporate Governance and Nominating Committee Chair and Audit Committee Member
Education: Bachelor of Science degree in Business Administration from Bowling Green State University (1982) and an MBA from the University of Dallas (1986)
Key Qualifications: Mr. Seaman brings to the Board a comprehensive understanding and experience in the private equity markets, strategic initiatives, mergers & acquisitions, management experience, and both operational and corporate governance experience. He also brings an extensive knowledge and understanding of public company governance and regulatory matters.
Professional Background: Mr. Seaman has been employed, since August 1999, by Parallel49 Equity, a private equity firm (successor brand of Tricor Pacific Capital) that makes control investments in lower middle market companies in the United States and Canada. From 1999 through December 2011, Mr. Seaman was Managing Director and leader of its U.S. operations, and, since January 2012, has served as its Managing Partner, responsible for leading overall firm operations, strategy, funding, and investments. Mr. Seaman was employed by the General Electric Company from 1984  —  1999 in a series of increasingly responsible positions in both GE Plastics and GE Capital. At GE Capital, Mr. Seaman was ultimately promoted to lead transaction origination and structuring teams in the New York and Chicago offices for the Commercial Finance business which was focused on providing debt and equity for private equity backed transactions and he led GE’s equity investment in the start-up of Steel Dynamics.
Gabriel L. Shaheen

Position: Director
Director Since: 2009
Age: 70 (Male / Middle Eastern)
Outside Public Company Directorships: None
Committees: Compensation Committee and Audit Committee Member
Education: Bachelor’s degree in Actuarial Math from the University of Michigan (1976) and a master’s degree in Actuarial Science from the University of Michigan (1977)
Key Qualifications: Mr. Shaheen brings an extensive background of training, skills, and experience in the world of risk assessment and management, as well as management skills and experience in operating and supervising complex institutional relationships and major operating units of large publicly traded companies.
Professional Background: Mr. Shaheen was a founding partner of Insurex, LLC in 2018, served since 2000 as President, Chief Executive Officer and a principal of GLS Capital Ventures, LLC and partner of NxtStar Ventures, LLC from 2000 through 2018, all of them providing private advisory services to both start-up and existing life insurance, annuity insurance, and other financial services organizations, as well as to entities that serve such organizations. From January 1998 through December 1999, Mr. Shaheen served as Chairman, President and Chief Executive Officer of Lincoln National Life Insurance Company, with responsibility for all of Lincoln’s life and annuity operations throughout the United States.

36   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Luis M. Sierra

Position: Director
Director Since: 2021
Age: 61 (Male / Hispanic)
Outside Public Company Directorships: None
Committees: Audit Committee and Compensation Committee Member
Education: Bachelor’s degree in Mechanical Engineering from the University of Florida, a Master’s degree in Mechanical Engineering from Georgia Institute of Technology, and an M.B.A. in Business Administration from the University of Chicago
Key Qualifications: Mr. Sierra brings a strong background in industrial and international operations, commercial and organizational strategy, and financial acumen to our Board. Mr. Sierra also has worked extensively outside of the United States and is bilingual, speaking Spanish.
Professional Background: From July 2020 through October 2022, Mr. Sierra served as the President and Chief Executive Officer of NOVA Chemicals Corporation, with annual 2021 revenues of  $5.1 billion and a workforce of 4,000 employees and contractors. NOVA is a Canadian-based privately held company with operations in Canada and the United States, producing ethylene, polyethylene, and other chemical co-products. Prior to this time, Mr. Sierra had an over 30-year career with BP holding various leadership positions, including most recently from 2013 to 2016 as the President of BP Aromatics, Americas, Europe and Middle East, and from 2016 to 2020 as the Chief Executive Officer of BP Global Aromatics, a $5 billion global chemicals business.
Richard P. Teets, Jr.

Position: Co-founder and Director
Director Since: 1993
Age: 68 (Male / Caucasian)
Outside Public Company Directorships: None
Committees: None
Education: Bachelor’s degree in mechanical engineering from Lafayette College (1977) and a master’s degree in business administration from Duquesne University (1982)
Key Qualifications: Mr. Teets brings to the Board strong leadership and industry experience having co-founded the Company. Mr. Teets brings to the Board a strong academic, innovative, strategic and operational background and business experience in the design, construction and operation of steel mill facilities. Additionally, he offers demonstrated leadership in organizing, planning and directing complex projects, both at the construction and operational levels.
Professional Background: Retired. Mr. Teets had been our Executive Vice President for Steelmaking and President and Chief Operating Officer of Steel Operations since August 2008 through March 2016. In April 2007, Mr. Teets became an Executive Vice President, overseeing the Company’s four long-products steelmaking divisions and the steel fabrication platform. From 1998 to 2007, he managed the construction, start-up, and operation of the Structural and Rail Division and was responsible for its commercial success and growth. Prior to this, from 1993 to early 1996, Mr. Teets was responsible for the design, construction, and start-up operation of the Company’s Butler Flat Roll Division. Mr. Teets was named the Steel Advocate of the Year during 2016 by the American Metal Market.

Steel Dynamics, Inc. | 2024 Proxy Statement   37

Other Named Executive Officers
Theresa E. Wagler (53) has been our Executive Vice President, Chief Financial Officer and Corporate Secretary since May 2007. Ms. Wagler joined the Steel Dynamics corporate finance team in 1998, and has held various finance and accounting positions, including Chief Accounting Officer and Vice President and Corporate Controller. She is responsible for and oversees accounting and taxation, treasury, risk management, legal, information technology and cybersecurity, human resources, decarbonization strategy, and strategic business development functions, as well as, financial planning and analysis, investor relations, and corporate communications. Ms. Wagler also has various operational responsibilities, directly overseeing two operating joint ventures. Prior to joining Steel Dynamics, Ms. Wagler was a certified public accountant with Ernst & Young LLP. She graduated cum laude from Taylor University with a bachelor’s degree in accounting and systems analysis. In addition, Ms. Wagler serves as a director, chair of the audit committee and a member of the environmental sustainability and community committee of CF Industries Holdings, Inc., a public company, and also serves as a trustee for Trine University and director for the Metals Service Center Institute.
Barry T. Schneider (55) was appointed our President and Chief Operating Officer in March 2023. Mr. Schneider is responsible for the company’s steel platform, steel fabrication platform, and metals recycling platform. Before that, Mr. Schneider served as our Senior Vice President, Flat Roll Steel Group, between March 2016 and February 2023, responsible for the Company’s entire flat roll steel operations, including the Company’s three flat roll steel mills and numerous flat roll processing, coating, and distribution operations. Before that, Mr. Schneider served in various operational and leadership roles within the Company’s steel operations, including our Engineered Bar Products Division and Butler Flat Roll Division. He was also part of the team that constructed the Company’s first steel mill in Butler, Indiana in 1994. Mr. Schneider earned a bachelor’s degree in mechanical engineering and a master of science in engineering management from Rose-Hulman Institute of Technology. He also received an Executive Certificate in Technology, Operations, and Value Chain Management from the MIT Sloan School of Management. In addition, Mr. Schneider serves as a president for the Association of Iron & Steel Technology.

38   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Christopher A. Graham (59) was appointed our Senior Vice President, Flat Roll Steel Group in October 2023. Mr. Graham is responsible for the Company’s entire flat roll steel operations, including the Company’s three flat roll steel mills and numerous flat roll processing, coating, and distribution operations. Before that, Mr. Graham served as our Senior Vice President, Long Products Steel Group. In this role, Mr. Graham was responsible for the company’s four long product steel mills, along with a downstream finishing operation and the company’s copper rod manufacturing facility. Prior to that, Mr. Graham served as Senior Vice President, Downstream Manufacturing and President of New Millennium Building Systems, responsible for the company’s steel fabrication and downstream manufacturing operations, and other operational and leadership roles. Mr. Graham was also a part of the team that constructed the company’s first steel mill in Butler, Indiana in 1994. Mr. Graham earned a bachelor’s degree in business management from Western Governors University and an MBA from the University of Saint Francis. In addition, Mr. Graham completed the Harvard Advanced Management Program in 2017.
Glenn A. Pushis (58) has been our Senior Vice President, Special Projects since February 2019. Mr. Pushis is responsible for the successful design and construction of the Company’s new 650,000 metric ton state-of-the-art lower-carbon, recycled aluminum flat rolled products mill in Columbus, Mississippi with two satellite recycled aluminum slab centers in the Southwestern United States and Northcentral Mexico. From 2019 until 2022, Mr. Pushis was responsible for the successful design and construction of the Company’s new Southwest-Sinton Flat Roll Division developed to serve the Southwestern United States and Mexico. He has extensive experience in this capacity and has been instrumental in numerous construction projects for Steel Dynamics since its founding. Prior to that, Mr. Pushis served as Senior Vice President, Long Products Steel Group, responsible for the Company’s four long product steel mills. Mr. Pushis has been with Steel Dynamics since 1994, holding various operational and leadership roles, including roles within the Engineered Bar Products Division and the Butler Flat Roll Division. He was also part of the team that constructed the Company’s first steel mill in Butler, Indiana in 1994. Mr. Pushis earned a bachelor’s degree in mechanical engineering from Purdue University and his MBA from Indiana University.

Steel Dynamics, Inc. | 2024 Proxy Statement   39

Director Compensation
The following table presents the total compensation for each person who served as a non-employee member of the Board during 2023.
Name (a)	Fees Earned or Paid in Cash (b)2	Stock Awards (c)3	Total (h)
Sheree L. Bargabos	$130,000	$165,052	$295,052
Keith E. Busse1	62,500	―	62,500
Kenneth W. Cornew	170,000	165,052	335,052
Traci M. Dolan	155,000	165,052	320,052
Jennifer L. Hamann	—	82,545	82,545
James C. Marcuccilli	150,000	165,052	315,052
Bradley S. Seaman	150,000	165,052	315,052
Gabriel L. Shaheen	130,000	165,052	295,052
Luis M. Sierra	130,000	165,052	295,052
Steven A. Sonnenberg	130,000	165,052	295,052
Richard P. Teets, Jr.	130,000	165,052	295,052
Other than as set forth in the table, we did not pay any other compensation or make any equity or non-equity awards to any of the non-employee members of the Board. Mr. Millett, who is our Chairman and Chief Executive Officer, received no compensation for his service as a director or as Chairman of the Board and, consequently, is not included in the table.

1 Mr. Busse retired from the Board in May 2023.
2 Mr. Teets received a DSU award for 584 shares of the Company’s common stock with a grant date fair value of $62,500 in lieu of his annual cash retainer. Mr. Sierra received a DSU award for 636 shares of the Company’s common stock with a grant date fair value of $67,500 in lieu of his annual cash retainer.
3 The amounts reported in this column represent the grant date fair value of the DSU awards granted under the 2015 Plan and 2023 Plan. The DSU awards with an award value of $165,052 were each for 1,796 shares of the Company’s common stock on the basis of the Nasdaq closing market price for the Company’s common stock on the last business day prior to June 1, 2023. Additionally, Ms. Hamann was granted DSU awards with an award value of $82,545 for 775 shares of the Company’s common stock on the last business day prior to November 1, 2023, in recognition of her initial partial year service as a Board member. Each 2023 DSU award vested in full on the grant date, subject only to the particular deferred settlement date elected in advance by the director for settlement of his or her DSU award into shares of the Company’s common stock on a one-for-one basis.
40   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Cash Compensation
For 2023, the standard cash compensation retainer for the non-employee members of the Board, as well as any additional cash received for respective committee chairs, were as follows:
	Annual Retainers	Committee Chair
Non-employee Director	$135,000
Lead Independent Director	175,000
Audit Committee		$25,000
Compensation Committee		20,000
Corporate Governance and Nominating Committee		20,000
Non-employee members of the Board may elect to defer up to 100% of their annual cash retainer relating to their Board service, in increments of 10%, in the form of additional deferred stock units (“DSU”), as further described below under “Equity Compensation.” The actual number of DSUs is determined by dividing the dollar amount of the board service cash retainer amount that is the subject of the election by the closing price of the Company’s common stock at the close of business on the last business day preceding the date of the elected cash retainer payment. This deferral election must be made prior to December 31 of the calendar year preceding the year for which the deferral election is made and to elect, in advance, the desired deferral period, specifically, for a period of either one year, or the earlier to occur of five years or one year following his or her retirement from the Board.
Equity Compensation
Non-employee members of the Board also receive an annual equity award, in the form of DSUs. In 2023, these director DSU awards each had a grant date fair value of $165,052. The grant is made annually, as of June 1, and the number of DSUs is determined by a formula, set forth in the Steel Dynamics, Inc. 2023 Equity Incentive Plan (“2023 Plan”), under which the equity portion of the annual Board service retainer is divided by the closing price of the Company’s common stock at the close of business on the last business day preceding June 1, to arrive at the specified number of DSUs. Additionally, Ms. Hamann was granted DSU awards with an award value of  $82,545 for 775 shares of the Company’s common stock on the last business day prior to November 1, 2023, in recognition of her initial partial year service as a Board member. Each DSU is a book-entry award expressed in common stock equivalent units and ultimately settled at the end of the deferral period in a like number of shares of the Company’s common stock.
Equity Ownership Policy for Directors
We maintain an equity ownership policy for the non-employee members of the Board. Under this policy, each non-employee member of the Board is required to own and hold shares of the Company’s common stock equal to at least five times his or her annual cash retainer, currently $135,000, for an aggregate of  $675,000. We review compliance with this policy annually and require each non-employee member of the Board to meet his or her respective equity ownership requirement within five years of joining the Board. We believe that each of the existing non-employee members of the Board either has satisfied, or will satisfy, this requirement on a timely basis. Our Board contains two of our top 10 shareholders and collectively our Board members own 5.3% of our outstanding common stock.

Steel Dynamics, Inc. | 2024 Proxy Statement   41

Security Ownership of Directors and Executive Officers
The following table shows how much of the Company’s common stock the directors and the Named Executive Officers, and all directors and executive officers, as a group, beneficially owned as of March 18, 2024. For purposes of the following table, beneficial ownership is determined in accordance with Exchange Act Rule 13d-3.
	Current Beneficial Holdings	Percent Owned1
Named Executive Officers
Mark D. Millett	2,975,970	1.9%
Theresa E. Wagler	460,882	0.3%
Barry T. Schneider	209,169	0.1%
Christopher A. Graham	81,415	0.1%
Glenn A. Pushis	172,384	0.1%
Directors
Sheree L. Bargabos	22,127	0.0%
Kenneth W. Cornew	33,513	0.0%
Traci M. Dolan	56,008	0.0%
Jennifer L. Hamann	778	0.0%
James C. Marcuccilli	60,166	0.0%
Bradley S. Seaman	46,631	0.0%
Gabriel L. Shaheen	81,149	0.1%
Luis M. Sierra	6,629	0.0%
Steven A. Sonnenberg	19,505	0.0%
Richard P. Teets, Jr.2	5,142,483	3.3%

Directors and Executive Officers as a Group (18 persons)	9,616,644	6.1%

1 Assumes exercise of all stock options currently exercisable or exercisable within 60 days (of which there are none).
2 Mr. Teets’ ownership includes 93,119 shares of the Company’s common stock owned by Mr. Teets’ spouse.
42   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Security Ownership of Certain Beneficial Owners
At December 31, 2023, based upon filings with the SEC, and based upon a total of 160,018,100 shares issued and outstanding at that time, the following persons owned more than 5% of the Company’s common stock.
Name and Address	Amount of Beneficial Ownership	Percent of Ownership
The Vanguard Group1 100 Vanguard Blvd. Malvern, PA 19355	19,980,395	12.5%
BlackRock Inc.2 55 East 52nd Street New York, NY 10055	14,289,819	8.9%

1 Share amounts are based on a Schedule 13G/A filed with the SEC on February 13, 2024, reporting beneficial ownership as of December 31, 2023, which indicates that The Vanguard Group has shared voting power of 206,839 of the shares shown, sole dispositive power of 19,313,971 of the shares shown and shared dispositive power of 666,424 of the shares shown.
2 Share amounts are based on a Schedule 13G/A filed with the SEC on January 25, 2024, reporting beneficial ownership as of December 31, 2023, which indicates that BlackRock, Inc. has sole voting power of 12,628,246 of the shares shown and sole dispositive power of 14,289,819 of the shares shown.
Steel Dynamics, Inc. | 2024 Proxy Statement   43

Proposal #2	Ratification of the Appointment of Independent Registered Public Accounting Firm as Auditors
In accordance with the provisions of the Sarbanes Oxley Act of 2002, the Audit Committee has appointed Ernst & Young LLP (Ernst & Young) as our independent registered public accounting firm, to conduct our annual audit for the year 2024. Although not legally required, but in accordance with established policy, we are submitting this appointment to shareholders for ratification. In the event the appointment is not ratified, we anticipate that no change in auditors would be made for the current year because of the difficulty and expense of making any change mid-year. However, any such vote would be considered in connection with our deliberation of the appointment of an independent registered public accounting firm for 2025.
Ernst & Young conducted our annual audit for 2023, and representatives of Ernst & Young will be present and will be available at the Annual Meeting to respond to questions from shareholders, and, if the representatives desire, will have an opportunity to make a statement.
The Board of Directors recommends a vote “FOR” the approval of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024.
Audit and Non-Audit Fees
The following table presents fees for services rendered by Ernst & Young, as the Company’s independent registered public accounting firm, for the years ended December 31, 2022 and 2023.
	2022	2023
Audit Fees	$3,126,000	$3,494,000
Audit Related Fees	—	—
Tax Fees	103,000	54,000
All Other Fees	—	—
	$3,229,000	$3,548,000
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Consistent with SEC policies regarding auditor independence, the Audit Committee must pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. Our Non-Audit Services Pre-Approval Policy covers all services to be performed by our independent registered public accounting firm. The policy contemplates a general pre-approval for all audit, audit related, tax, and all other services that are permissible, with a general pre-approval period of twelve months from the date of each pre-approval. Any other proposed services that are to be performed by our independent registered public accounting firm, not covered by or exceeding the pre-approved levels or amounts, must be specifically approved in advance of service.

44   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Prior to engagement, the Audit Committee will pre-approve the following categories of services:
✓
Audit fees include fees for (1) services rendered in connection with the audit of the Company’s consolidated financial statements included in its annual Form 10-K and reviews of financial statements included in the quarterly Forms 10-Q; and (2) the review of internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Such work also includes, but is not limited to, fees for the review of the Company’s valuation of business combinations, accounting consultations on matters addressed during the audit including implementation of new accounting standards, services rendered in connection with comfort letters, statutory audits or other audits of subsidiaries, and services associated with statutory or regulatory filings or engagements, including SEC registration statements, periodic reports, and other documents filed with the SEC or other documents issued in connection with securities offerings.

✓
Tax fees include fees related to services performed by the independent registered public accounting firm tax personnel, except those services specifically related to the financial statements which are included in audit fees, and included tax advisory and compliance fees (including assistance with tax audits and appeals, tax compliance related to tax returns, tax advice relating to mergers and acquisitions, indirect tax matters, due diligence assistance regarding tax matters, and transfer pricing studies.)

Applicable SEC rules and the Audit Committee’s pre-approval policy permits the delegation of pre-approval authority for services not covered by the Audit Committee’s general pre-approval to the Chair of the Audit Committee.
Report of the Audit Committee
The Audit Committee operates under a written charter adopted by the Committee and approved by the Board and is posted on the Company’s website at www.steeldynamics.com under “Investors  —   Governance  —  Governance Documents.” The charter is reviewed at least annually and updated as necessary. The Audit Committee is comprised of seven non-employee independent directors, each of whom met the definition of  “audit committee financial expert.”
Among its other responsibilities, summarized in this Proxy Statement under “Governance of the Company  —  The Audit Committee,” the Audit Committee oversees:
✓
The quality and integrity of our audited financial statements, accounting and financial reporting processes, and our systems of internal control over financial reporting, as well as for safeguarding of our assets;

✓
The appointment and oversight of our external independent registered public accounting firm, including review of their qualifications, independence and performance;

✓
Together with the Board, reviews the Company’s risk management process, system and controls, including risks related to the financial reporting process, credit risk, liquidity risk and other market risks. Additionally, the Audit Committee is responsible for monitoring the cybersecurity risks facing the Company including the mitigation plans which the senior leadership team has put in place to limit potential exposures;

✓
Our compliance with legal and regulatory requirements;

✓
The performance of our internal audit staff and internal audit function; and

✓
Our guidelines and policies with respect to risk assessment and risk management.

Roles and Responsibilities
Management, our independent registered public accounting firm, and the Audit Committee each have different roles and responsibilities with respect to our financial statements and internal control over financial reporting.
Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control, and has delivered its opinion on the effectiveness of its controls.
Our independent registered public accounting firm, Ernst & Young, is responsible for performing an independent audit of our consolidated financial

Steel Dynamics, Inc. | 2024 Proxy Statement   45

statements and for expressing an opinion, based on the results of their audit, whether the consolidated financial statements are fairly presented in all material respects, in conformity with generally accepted accounting principles in the United States. In addition, Ernst & Young is also responsible for expressing an opinion on the effectiveness of our internal control over financial reporting. The Audit Committee reviewed and discussed with the independent registered public accounting firm the assessment of the critical audit matter.
Oversight and Assessment of the Independent Registered Public Accounting Firm
The Audit Committee selects and appoints our independent registered public accounting firm, reviews the performance of the independent registered public accounting firm in the annual audit and in assignments unrelated to the audit, and reviews and approves the fees. Ernst & Young has been Steel Dynamics’ independent registered public accounting firm since 1999 and in addition to its ongoing annual performance evaluation, the Audit Committee also considers the impact, if any, of auditor tenure when assessing whether to retain Ernst & Young. The Audit Committee approved the selection and engaged the services of Ernst & Young as our independent registered public accounting firm for the Company’s fiscal year ended December 31, 2023, after employing its annual quality and review process described below.
In 2023, the Audit Committee, with assistance from management, conducted a formal performance appraisal of Ernst & Young, soliciting the opinions of the Audit Committee, internal audit, senior leadership and other relevant Company employees. In determining whether to appoint Ernst & Young as Steel Dynamics’ independent registered public accounting firm for 2024, the Audit Committee took into consideration a number of factors, including the frankness and quality of the Audit Committee’s ongoing discussions with our auditor, the auditor’s independence, and the assessment of the professional qualifications and past performance of both Ernst & Young as a whole and the Lead Audit Partner. The results assessed Ernst & Young’s performance to have met all expectations. In that regard, the Audit Committee recommends engaging Ernst & Young as our independent registered public accounting firm for the Company’s fiscal year ending December 31, 2024.
Required Disclosures and Discussions
In connection with the December 31, 2023 audited consolidated financial statements, the Audit Committee:
✓
Met with Ernst & Young eight times with management present and four times without management present.

✓
Discussed with Ernst & Young the matters required to be discussed in Auditing Standard No. 16 (Communication with Audit Committees), issued by the Public Company Accounting Oversight Board (United States) (“PCAOB”), now codified as AS No. 1301, as well as Auditing Standard No. 18 (Related Parties).

✓
Received and reviewed the written disclosures and the letter from Ernst & Young required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) and has discussed with the auditors their independence.

✓
Reviewed and discussed with management and with Ernst & Young management’s report on Steel Dynamics’ internal control over financial reporting and Ernst & Young’s report on the effectiveness of Steel Dynamics’ internal control over financial reporting and the assessment of the critical audit matter identified by Ernst & Young.

✓
Discussed whether the provision of services by Ernst & Young and the fees paid to them for services not related to the audit of the financial statements referred to above, is compatible with maintaining Ernst & Young’s independence.

Recommendation to Include the Financial Statements in the Annual Report
Based upon the Audit Committee’s discussions with senior leadership and our independent registered public accounting firm, and the Audit Committee’s review of the audited financial statements, the representations of management and the report of our independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
The Audit Committee:
Traci M. Dolan, Chair
Sheree L. Bargabos, Member
Jennifer L. Hamann, Member
James C. Marcuccilli, Member
Bradley S. Seaman, Member
Gabriel L. Shaheen, Member
Luis M. Sierra, Member
March 28, 2024

46   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Executive
Compensation and
Related Information
This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our compensation program for our Named Executive Officers (our “NEOs”). It also provides an overview of our executive compensation philosophy, policies and practices, which are designed to achieve our financial, operational and strategic business objectives. For 2023, our NEO’s were:
Name	Position
Mr. Mark Millett	Chairman and Chief Executive Officer
Ms. Theresa Wagler	Executive Vice President, Chief Financial Officer and Corporate Secretary
Mr. Barry Schneider	President and Chief Operating Officer1
Mr. Christopher Graham	Senior Vice President, Flat Roll Steel Group2
Mr. Glenn Pushis	Senior Vice President, Special Projects
(1) Effective March 1, 2023, Mr. Schneider was appointed President and Chief Operating Officer
(2) Effective October 17, 2023, Mr. Graham was appointed Senior Vice President, Flat Roll Group
Executive Summary
2023 Business Overview
Our commitment is to the health, safety and well-being of our teams, families, and communities and to meet the needs of our customers. Our culture and our business model positively differentiate our company and performance. We are in a place of strength. We continue to be differentiated by maintaining focus on customer supply-chain solutions and value-added products. We are competitively positioned and focused to deliver long-term value creation for all of our stakeholders.
Some of our more notable 2023 achievements include:
✓
Record steel shipments of 12.8 million tons, strong fabrication shipments of 663,000 tons and near record shipments from metals recycling

✓
Revenue of  $18.8 billion, our second highest annual result

✓
Consolidated operating income of  $3.2 billion and net income of  $2.5 billion, our third highest annual result

✓
Strong liquidity of  $3.5 billion which firmly positions us to grow strategically through organic investments and transactional opportunities as well as return capital to shareholders

Steel Dynamics, Inc. | 2024 Proxy Statement   47

As demonstrated, we believe that our business model and unique operating culture generate strong cash flow through all market cycles  —  based on the low, highly-variable cost structure of our operations, our highly diversified, value-added product offerings, and customer supply-chain solutions. The strength of our through-cycle cash generation coupled with a strong capital structure foundation provides the opportunity for continued organic and transactional growth while also providing strong shareholder distributions. We are squarely focused on the continuation of sustainable, optimized value creation.
2023 Shareholder Engagement and Say-on-Pay
At our 2023 Annual Meeting, we conducted a non-binding advisory vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote. Our shareholders approved our NEOs’ compensation with 92% of the votes cast on the proposal voting in favor of our executive compensation program.
Based on strong say-on-pay support and in combination with feedback from our shareholder engagement efforts, the Compensation Committee has retained the program’s emphasis on both short-term annual performance-based incentives that reward our NEOs when we meet certain profitability hurdles and long-term performance-based incentive compensation opportunities that promote the creation of sustainable long-term value for our shareholders.
Strong Compensation Best Practices
We are committed to sound compensation practices that encourage a long-term focus on stakeholder value creation and to sustainability of our resources. Our executive compensation structure is strongly supported by our shareholders with 92% voting in favor during our say-on-pay vote in 2023. The following items highlight our program:

✓	Highly levered companywide performance-based compensation
✓	Annual say-on-pay vote
✓	Robust stock ownership requirements for all executive officers
✓	Clawback policy regarding executive compensation
✓	“Double-trigger” change-in-control payments and benefits
✓	No excise tax gross ups
✓	Prohibit hedging and a severe limitation of pledging of Company stock
✓	Independent compensation consultant retained by the Compensation Committee
✓	Annual compensation risk assessment by the Compensation Committee
✓	Caps on individual payouts for each performance award
✓	No repricing or backdating of stock options
✓	No guaranteed incentive bonus payments
2023 Executive Compensation Decisions
As in prior years, the Compensation Committee made no adjustments to the pre-established metrics or performance measures of any award for 2023.
The following highlights the key compensation decisions made by the Compensation Committee in 2023:
✓
Increased Mr. Millett’s annual base salary by 4%, increased Mr. Schneider’s annual base salary by 39% due to his increased responsibilities in his new role of President and Chief Operating Officer and increased the annual base salaries of our other NEOs by an average of 6%;

✓
Approved the Annual Incentive Compensation Plan’s (“Annual Plan”) formula-based compensation award for Mr. Millett equal to the maximum award of 350% of his annual base salary, and likewise approved annual incentive compensation awards for our other NEOs ranging from 300% to 350% of their annual base

48   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

salaries based on near record 2023 results for the company as a whole and at our divisions;
✓
Approved three-year performance share awards (for the period from 2023 to 2025) under our Long-Term Incentive Plan (“LTIP”) for Mr. Millett, having a target grant date fair value of  $2,598,750, and for our other NEOs, having target grant date fair values ranging from $922,500 to $1,487,500; and

✓
Approved restricted stock unit (“RSU”) awards for Mr. Millett with grant date fair values of  $2,424,537, and RSU awards for our other NEOs with grant date fair values ranging from $823,638 to $1,162,750.

What Drives our Program
Compensation Philosophy and Objectives
Our executive compensation program reflects a continuation of the team-oriented entrepreneurial culture upon which the Company was founded and that has contributed to our success. While the type of executive we seek to attract and retain might have the opportunity to work elsewhere at a higher guaranteed base salary, nonetheless, we believe that he or she will want to work for us because of the opportunity to earn a higher multiple of that guaranteed base salary in years in which his or her efforts have contributed to a substantially more profitable year for the Company, our people and our shareholders. Fundamental to this philosophy is the recognition of the central role that teamwork, collaboration, and transparency play in the achievement of this kind of consistent superior financial and operational performance, under all market conditions, both at the executive and operating levels. This philosophy is reflected at every level of the Company, from our colleagues on the plant floor to corporate and divisional senior leaders.
Both our annual and long-term incentive compensation award opportunities have a common, objective and intentional “pay-for-performance” design. Each program rewards one or more elements important to the interests of the Company, our teams, and our shareholders. Our executive compensation program contains a significant majority of compensation “at risk”
and aligns with shareholder interests with clear, objective return metrics that over the long-term drive value creation.
Principal Elements of Pay
Our philosophy drives the following compensation design principles:
✓
base salary is fixed, payable in cash, and generally set at or below the competitive market, yet, when combined with the potential from our highly-levered annual incentive compensation plan, aspires to be sufficiently competitive to attract and retain the type of entrepreneurial executives we seek;

✓
annual incentive compensation should be awarded only after earnings first exceed certain minimum threshold levels established by the Compensation Committee and designed to initially provide a minimum return to shareholders, with annual incentive compensation awards dependent upon additional earnings beyond such minimums, capped, however, at pre-established multiples of base salary;

✓
long-term incentive compensation should be predominantly performance-based, including awards linked to shareholder returns and with awards measured by how our executives have performed relative to our steel sector competitors over a multi-year period, based on pre-established key financial and operational measures;

✓
our executive compensation program should appropriately balance the use of both absolute and relative performance measures for incentive compensation;

✓
rewards for exemplary individual effort and performance over time should generally be expressed through annual increases in the level of base salary; and

✓
total direct compensation across all market conditions should be market competitive when Company performance so merits, but below market norms when that performance lags.

When compared to our steel competitors (as we do in our LTIP), we continue to achieve best-in-class operating and financial performance. Our CEO’s total target compensation remains below the 25th percentile of the chief executive officers of the companies included in our compensation peer group.

Steel Dynamics, Inc. | 2024 Proxy Statement   49

Pay Mix
The following charts illustrate the 2023 target total direct compensation mix of our Chief Executive Officer and the average for our other NEOs as approved by the Compensation Committee:
The Decision-Making Process
Role of the Compensation Committee
The Compensation Committee has responsibility for the development, implementation, monitoring, and oversight of our executive compensation program, as well as responsibility for ensuring that our compensation plans and programs remain consistent with our compensation philosophy. The Committee is comprised of independent, non-employee members of the Board. The Committee works closely with its independent compensation consultant and leadership to examine the effectiveness of the Company’s executive compensation program throughout the year. The Compensation Committee annually evaluates and establishes the compensation of our Chief Executive Officer and, with the input of our Chief Executive Officer, the compensation of our other executive officers, including our other NEOs; evaluates and establishes the compensation for the non-employee members of the Board; and reviews and approves all cash and equity-based incentive plans and awards under such plans.
The Compensation Committee meets throughout the year to perform its duties and responsibilities. During 2023, the Compensation Committee held four meetings. From time to time, the Compensation Committee may invite our Chief Executive Officer, our Board Chair, or other executive officers to attend and participate in portions of its meetings, but only Compensation Committee members are present during compensation-related decision-making.
Role of Our Chief Executive Officer
Our Chief Executive Officer supports the work of the Compensation Committee by providing necessary background information and updates on the operations of the Company and the performance of each of our executive officers. Our Chief Executive Officer recommends adjustments to the base salaries, target annual incentive compensation award opportunities, and long-term incentive awards of our executive officers, including our NEOs. He also provides the Compensation Committee with an annual performance evaluation of each executive officer.
The Compensation Committee receives a recommendation from our Chief Executive Officer as to any proposed adjustment to his own compensation, as well as a self-assessment of his performance for the year under review. However, the Compensation Committee evaluates the performance of our Chief Executive Officer based on the full Board assessment and input, and exercises its judgment as to whether, and to what extent, to adjust his compensation levels and whether to adjust the compensation levels of any of our executive officers.
Role of Compensation Consultant
The Compensation Committee has authority to engage the services of compensation consultants or other advisors, at the Company’s expense, as it deems necessary or appropriate in the discharge of its duties and responsibilities. For 2023, the Compensation Committee continued its engagement with Compensia, Inc., as the

50   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

independent compensation consultant for matters related to executive and director compensation. Compensia was retained through June 2023, at which time the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant for the remainder of the year. Pearl Meyer was engaged to support the Compensation Committee’s efforts to conduct a comprehensive analysis of the current executive compensation program.
Both Compensia and Pearl Meyer reported directly to the Compensation Committee. The Compensation Committee may replace its compensation consultant or hire additional advisors at any time. Representatives of Compensia and Pearl Meyer attended meetings of the Committee and communicated with the Committee Chair and with management as circumstances warranted. However, all decisions regarding the compensation of our executive officers were made by the Compensation Committee. The Compensation Committee assessed the independence of Compensia and Pearl Meyer considering, among other things, the enhanced independence standards and factors set forth in Exchange Act Rule 10C-1 and the applicable Nasdaq Listing Rules and concluded that both firms met all applicable independence criteria, and that there were no conflicts of interest with respect to the work that Compensia or Pearl Meyer performed for the Compensation Committee.
Use of Competitive Data
To monitor the competitiveness of our executive officers’ compensation, the Compensation Committee uses a compensation peer group which reflects the pay of executives in comparable positions at similarly sized companies. This compensation peer group is composed of a cross-section of direct steel competitors as well as companies in related industrial or materials sectors. The Compensation Committee reviews the appropriateness of the compensation peer group annually.
For the purposes of setting 2023 compensation, the Compensation Committee conducted an in-depth assessment of potential comparators to evaluate the degree to which the current peer companies have kept pace with the Company’s size, scope, and market focus. The Compensation Committee also took into consideration the broader marketplace to identify appropriate and relevant additions and removals from the current peer companies. As a result of this review, and with the support of its independent compensation consultant, the following changes were made to the peer companies:
✓
Additions: Cummins, Inc. and Freeport-McMoRan Inc.

✓
Removals: Dover Corporation, Flowserve Corporation, Masco Corporation, and Oshkosh Corporation.

The Compensation Committee used the following compensation peer group as a reference during its compensation deliberations in 2023:
Compensation Peer Group
✓
AGCO Corporation

✓
Alcoa Corporation

✓
Cleveland-Cliffs Inc

✓
Commercial Metals Company

✓
Cummins, Inc.

✓
Freeport-McMoRan Inc.

✓
Illinois Tool Works Inc.

✓
Newmont Corporation

✓
Nucor Corporation

✓
PACCAR Inc

✓
Parker-Hannifan Corporation

✓
Reliance Steel & Aluminum Co.

✓
United States Steel Corporation

We do not believe that it is appropriate to make compensation decisions based strictly upon any type of benchmarking to a peer or other representative group of companies. However, the Compensation Committee does believe that information regarding the compensation practices at other companies is useful in at least two respects. First, the Compensation Committee recognizes that our compensation policies and practices must be competitive in the marketplace to attract and retain executive talent. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation components and of our overall executive compensation program. Peer group information is only one of a number of factors that the Compensation Committee considers in making its decisions with respect to the compensation of our executive officers.

Steel Dynamics, Inc. | 2024 Proxy Statement   51

2023 Executive Compensation Program in Detail
The following describes each component of our executive compensation program and how compensation amounts were determined for our NEOs for 2023.
Base Salary
We use base salaries to provide an essential level of compensation we believe is necessary to recruit and retain the type of entrepreneurial executives we seek to attract, and who are willing to accept such base-level compensation in challenging market conditions, even in situations in which their individual and collective efforts and performance has been outstanding.
The Compensation Committee, in the course of its annual performance review process, considers each executive officer’s position, responsibilities and duties, as well as his or her experience, qualifications, and performance, for purposes of determining whether to adjust his or her base salary. Base salary adjustments are also influenced by the Compensation Committee’s analyses of the base salary levels for executives in comparable positions in the competitive marketplace.
In February 2023, the Compensation Committee reviewed the base salaries of our NEOs, taking into consideration the factors described above in addition to the recommendation of our Chief Executive Officer. The Compensation Committee made the following changes to our NEO’s base salaries:
	2022	2023	Change
Mr. Millett	$1,430,000	$1,485,000	4%
Ms. Wagler	730,000	775,000	6%
Mr. Schneider1	610,000	850,000	39%
Mr. Graham	570,000	615,000	8%
Mr. Pushis	610,000	640,000	5%
(1) Effective March 1, 2023, Mr. Schneider was appointed President and Chief Operating Officer.
Annual Incentive Compensation Plan
Consistent with our compensation philosophy, the majority of the annual compensation opportunity for our NEOs is provided through objectively-determined Company and divisional performance-based incentive compensation awards under the Annual Plan. The Annual Plan has a short-term focus, consistent with our objective of providing annualized incentive compensation linked to Company and/or business unit profits above a pre-established minimum threshold.
In 2023, our broad group of individuals, including but not limited to our NEOs were eligible to participate in the Annual Plan. Each NEO, based on his or her role and responsibilities, was eligible to participate as one of the two broad categories of officers identified in the Annual Plan  —  “Corporate Executive Officer” or “Divisional Executive Officer.” This determines the amount of the maximum award that he or she is eligible to receive, and the determining factors used to calculate that award. Annual incentive compensation awards are determined on February 1 of the year following the year for which the incentive compensation is earned, based upon the Company’s audited results of operations.
The award is first paid in cash with the remainder (up to 100% of base salary for each NEO) awarded potentially in restricted stock. The number of shares of restricted stock issuable to an executive officer, if any is earned, is determined by dividing the dollar amount of the restricted stock component of the award by the closing market price of the Company’s common stock on the last business day prior to February 1. These restricted stock awards vest as to one-third of the shares of the Company’s common stock covered by the award at the time of issuance and as to the remaining two-thirds of the shares covered by the award in equal installments on the first and second anniversaries of the date of issuance.
Once a NEO has reached a multiple in excess of his or her required equity hold threshold outlined in the equity ownership policy (all NEOs currently exceed the multiple of this threshold), the NEO can elect to receive the portion earned as restricted stock in cash. Elections to receive cash in lieu of shares are required two months prior to February 1st and are irrevocable. If elected to be paid in cash, distributions will be made in full on February 1st. As of December 31, 2023, our CEO holds 212 times his base salary in our common stock and our average NEO holds 26 times his or her base salary in our common stock. See our Equity Ownership Policy for our Executive Officers section below.

52   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

The following table shows the target opportunities expressed as a percentage of base salary as well as the weights to the Corporate Bonus Pool and Divisional ROA Bonus Pool for each of the Named Executive Officers. Each NEO can achieve actual results that vary between 0% and 200% of target.
Name	Target Opportunity as % of Base Salary	Weight of Corporate Bonus Pool Component	Weight of Divisional ROA Bonus Pool Component
Mr. Millett	175%	100%	0%
Ms. Wagler	175%	100%	0%
Mr. Schneider	171%	90%	10%
Mr. Graham	150%	40%	60%
Mr. Pushis	150%	40%	60%
Award Measures and Calculations
Corporate Bonus Pool Component
In the case of the Corporate Executive Officers and other corporate level pool participants, their annual incentive compensation award opportunities are based entirely on their participation in the “Bonus Pool” component of the Annual Plan. The size of the Bonus Pool is determined based on companywide “Adjusted Net Income”, in excess of a pre-determined threshold return on “Average Stockholders Equity” multiplied by a fixed percentage. Both the threshold return and the fixed percentage are set by the Compensation Committee. Adjusted Net Income is defined as consolidated net income, before taxes and extraordinary items, including adjustments for occasional start-up expenses associated with significant capital expenditures or businesses, non-cash asset impairments, and charges associated with refinancing activities. Average Stockholders Equity, which was derived by taking the sum of  “Total Steel Dynamics, Inc. Equity,” as determined by the Company’s balance sheet for the month ended December 31, 2022, and for each month during 2023, and then dividing that amount by 13 was $8.6 billion.
For 2023, the applicable pre-determined threshold return for shareholders was maintained at 10%, as was the fixed percentage of Adjusted Net Income available to the Bonus Pool at 5.5%. The Compensation Committee believes it is essential for the Company’s shareholders to benefit from a minimum return-on-equity (currently set at 10%) before any performance-based compensation begins to accrue through the Annual Plan.
The exclusion from the Bonus Pool of an amount of Average Stockholders Equity component is intended to preserve within the Company a deemed return on equity before any incentive compensation is paid, predicated on Company profits and, consequently, operates as a threshold level of performance that must be exceeded before the Bonus Pool (if any) is determined.
Divisional ROA Bonus Component
In the case of the Divisional Executive Officers and other operational level pool participants, their annual incentive compensation award opportunities are based both on a companywide performance measure (as determined by the “Bonus Pool” component of the Annual Plan) and on a profitability-based performance measure based upon the profitability of the divisional or business unit under their management, against a calculated return on assets percentage amount referred to as the “Minimum ROA Target.”

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For 2023, the Compensation Committee retained the Minimum ROA Target, which varied by business unit (between 0% and 6%), below which no divisional or business unit profitability-based annual incentive compensation award will be paid. The Compensation Committee also retained a “Maximum ROA Target,” which also varied by business unit (between 20% and 30%), at which level a Divisional Executive Officer would be entitled to receive his or her maximum divisional or business unit annual incentive compensation award. The primary considerations included in determining the Minimum ROA Targets and Maximum ROA Targets were as follows: the amount of capital assets required to operate and maintain the particular division or business unit; the expected financial margin that a specific division or business unit has the opportunity to achieve (in both moderate and exceptional market environments); and the materiality of the contribution that a specific division or business unit may have on the consolidated financial results of the Company.
For 2023, the division or business unit’s performance was measured by calculating that unit’s “Divisional Return on Assets,” using the formula set forth in the Annual Plan, by dividing the sum of  (i) the appropriate division’s pre-tax income for the year, (ii) the amount of certain corporate expenses allocated to that division, and (iii) the amount of incentive compensation award compensation expenses associated with the Annual Plan, by the “Average Divisional ROA Assets” or “Average Divisional Group ROA Assets.”
2023 Annual Incentive Award Earned
The company’s strong earnings resulted in each of the NEOs exceeding the Compensation Committee’s pre-determined 2023 financial metrics for both the Bonus Pool and divisional portions of their annual incentive awards. Each of the NEOs achieved their maximum 2023 annual incentive award opportunities.
The following table summarizes the key components of the 2023 annual incentive awards earned by our NEOs:

Name	Corporate Bonus Pool - Actual % of Base Salary	Divisional Results - Actual % of Base Salary	% of Base Salary Paid in Cash
Mr. Millett	350%	N/A	350%
Ms. Wagler	350%	N/A	350%
Mr. Schneider	312%	30%	342%
Mr. Graham	120%	180%	300%
Mr. Pushis	120%	180%	300%
For the 2023 award period, each NEO elected to have his or her award portion eligible to be distributed as restricted stock to be paid in cash on February 1, 2024. Further information about the annual incentive compensation awards paid to our NEOs are set forth in the 2023 Summary Compensation Table and the 2023 Grants of Plan-Based Awards Table following this CD&A.
54   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Long-Term Equity Incentive Compensation
Our long-term incentive compensation is comprised of equity, which directly aligns the interests of our NEOs with those of our shareholders. The Compensation Committee considers a mix of equity types when granting long-term incentives with a majority on performance-based equity awards. The Compensation Committee considers the award opportunities for executives in comparable positions in our compensation peer group when determining long-term equity incentive compensation awards. The objective, unique performance criteria for each award type are explained in further detail below. The grant date fair values of each award type are as follows:

Name	LTIP	RSUs	Total
Mr. Millett	$ 2,598,750	$ 2,424,537	$ 5,023,287
Ms. Wagler	1,162,500	1,162,750	2,325,250
Mr. Schneider	1,487,500	1,155,445	2,642,945
Mr. Graham	922,500	825,156	1,747,656
Mr. Pushis	960,000	823,638	1,783,638
Long-Term Incentive Plan
Consistent with our pay-for-performance compensation philosophy, the LTIP provides long-term incentive compensation opportunities to our NEOs based on our relative financial performance compared against our primary steel sector competitors. During 2023, each of our NEOs was eligible to participate in the LTIP. The Compensation Committee considers the award opportunities for executives in comparable positions in our compensation peer group when determining annual LTIP awards to grant.
2023 Award Measures and Calculations
For purposes of the 2023 LTIP awards (the “2023 Awards”), the Compensation Committee established four performance measures to be used throughout the three-year performance period. The Compensation Committee has selected these performance measures for determining the amount of the awards earned because they believe that they are objective indicators of our ability to execute on our long-term strategic initiatives in a dynamic and volatile economy and industry. Additionally, the Compensation Committee selected the steel sector competitors which consisted of Cleveland-Cliffs Inc., Commercial Metals Company, Nucor Corporation, TimkenSteel Corporation and United States Steel Corporation. These companies were selected because the Compensation Committee determined that they best represent the principal companies within our industry with which we compete for business.

Steel Dynamics, Inc. | 2024 Proxy Statement   55

The performance measures selected for the 2023 Awards were as follows:
Performance Measures	Weight	Calculation
Revenue Growth	25%	Total revenue in current performance period minus total revenue in previous performance period divided by total revenue in previous performance period
Operating Margin	25%	Total operating income for the performance period divided by total revenue for the performance period
Cash Flow from Operations as a Percentage of Revenue	25%	Total cash flow from operations for the performance period divided by total revenue for the performance period
After-Tax Return on Invested Capital	25%	Total net income for the performance period divided by total quarterly average equity and debt for the performance period
The amount of a NEO’s target and maximum awards are determined by the Compensation Committee based on a multiple of his or her annual base salary as of the first day of the performance period (for example, January 1). This value is then converted into a target and maximum number of shares of the Company’s common stock, using the closing market price at the close of business on the first day of the performance period. Generally, awards will be granted during February of each year.
In the case of the 2023 Awards, for each performance measure, the award payout with respect to that measure has a range from zero to 100% of the maximum number of shares awarded, subject to further review during the time allotted for determination for each subsequent award, based on the Company’s ranking for that measure as compared to the steel sector comparator group:
If the ranking is	Then the payout is
1st or 2nd	100%
3rd	60%
4th	40%
5th or 6th	0%
The performance measures and comparator group were established by the Compensation Committee within the first 90 days of the three-year performance period. Any shares of the Company’s common stock earned pursuant to the 2023 Awards will vest at the time the amount of the award payout is determined (approximately mid-March of 2026 which follows the completion of the three-year performance period).

56   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

2023 LTIP Awards Granted
The 2023 Awards were granted to the NEOs with a three-year performance period (2023 to 2025) with targeted multiples of annual base salary, a targeted number of shares of the Company’s common stock, targeted award values, a maximum number of shares of the Company’s common stock that could be earned, and maximum award values that could be earned as summarized in the following table:
Name	Targeted Multiple of Annual Base Salary	Target Number of Shares	Target Award Value	Maximum Number of Shares	Maximum Award Value
Mr. Millett	175%	27,307	$2,598,750	54,613	$5,197,500
Ms. Wagler	150%	12,215	1,162,500	24,430	2,325,000
Mr. Schneider	175%	15,630	1,487,500	31,260	2,975,000
Mr. Graham	150%	9,694	922,500	19,387	1,845,000
Mr. Pushis	150%	10,088	960,000	20,175	1,920,000
Further information about these awards are set forth in the 2023 Summary Compensation Table and the 2023 Grants of Plan-Based Awards Table following this CD&A.
2021 LTIP Awards Earned
The following chart illustrates our performance with respect to each of the applicable performance measures versus the steel sector competitors under the 2021 LTIP award earned for the three-year performance period ended December 31, 2023:
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The number of shares of the Company’s common stock earned with respect to the 2021 Awards that were eligible to be earned for the three-year performance period from 2021 to 2023 was determined in March 2024. As a result of the Company’s performance in each of the four areas of performance measures (equally weighted) relative to the performance of the steel sector competitors (Commercial Metals Company, Cleveland-Cliffs Inc, Nucor Corporation, TimkenSteel Corporation and United States Steel Corporation), the award payout was calculated to be 90% of the maximum potential number of shares granted. This resulted in 119,566 shares of the Company’s common stock being earned by Mr. Millett, 43,624 shares earned by Ms. Wagler, 36,252 shares earned by Mr. Schneider, 32,565 shares earned by Mr. Graham, and 36,252 shares earned by Mr. Pushis.
RSUs
The Company, since its initial public offering in 1996, has granted regular equity-based awards, currently in the form of an RSU award for shares of the Company’s common stock, at prescribed award levels, to all full-time, non-union, U.S. colleagues, including our NEOs. These RSU awards are granted on November 21st of each year, using the closing market price of the Company’s common stock on the last business day prior to that date. Eligible colleagues are granted an annual RSU award for shares of the Company’s common stock, which are subject to a two-year time-based vesting requirement, which commences on the date of grant. In November 2023, pursuant to this companywide program, the Compensation Committee granted RSUs to Mr. Millett with a grant date fair value of  $87,027 and to our other NEOs with grant date fair values ranging from $50,721 to $84,499.
In February 2023, the Compensation Committee also granted RSUs to our NEOs with a longer vesting schedule, vesting 1/3 after two years, 1/3 after three years and 1/3 after four years to Mr. Millett with a grant date fair value of  $2,337,510 and to our other NEOs with grant date fair values ranging from $772,918 to $1,095,086. The Compensation Committee believes granting awards to senior leadership with longer vesting schedules provides a more meaningful and effective retention incentive, and further develops a competitive and balanced compensation package.
Further information about these awards is set forth in the 2023 Summary Compensation Table and the 2023 Grants of Plan-Based Awards Table following this CD&A.
Other Policies, Programs and Guidelines
Equity Ownership Policy for our Executive Officers
We maintain an equity ownership policy for our executive officers. Under this policy, they are required to own and hold shares (unvested shares are not included in the calculation) of the Company’s common stock with a fair market value as follows:
Executive Officer	Requirement
Chief Executive Officer	No less than five times base salary
President	No less than four times base salary
Executive Vice President and Chief Financial Officer	No less than three times base salary
Senior Vice Presidents	No less than three times base salary
The Compensation Committee reviews compliance with the policy annually and requires that the specific ownership levels be met within five years of becoming an executive officer. As of December 31, 2023, each of our NEOs had met his or her specific ownership level requirement with an average hold of 63 times. Our Chief Executive Officer, Mr. Millett, is a top 10 shareholder of the Company and owns 1.9% of our outstanding common stock.

58   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Compensation Recovery Policy
We have adopted a Compensation Recovery Policy that provides for the recoupment of executive officer incentive-based compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the securities laws, including “Big R” restatements and “little r” restatements. The Compensation Committee shall, unless it determines it is impracticable to do so, take action to recoup and require reimbursement (or forfeiture of future compensation) of the excess incentive-based compensation granted to, earned by or vested in the executive officers during the three-year fiscal period completed immediately preceding the date on which the Company is required to undertake the restatement.
This policy (a) applies to any executive officer, including any NEO, covered by and eligible to receive bonus or incentive-based compensation under any Company plan or program that awards such compensation based, in whole or in part, on companywide, divisional or plant-level earnings results, and (b) will be deemed incorporated into and made a part of the terms and conditions of employment applicable to each covered executive officer.
Hedging and Pledging of Company Securities
Directors and NEOs may neither engage in any short-term trading in or short-selling of shares of the Company’s common stock, nor may they purchase, sell or otherwise trade in any publicly traded or other options with respect to the Company’s common stock. In addition, they are prohibited from engaging in any hedging transactions or similar monetizing activities involving shares of the Company’s common stock. Our policy also prohibits the acquisition or maintenance of the Company’s shares in a brokerage margin account. Subject to a limited exception set forth in the Policy, including a requirement for pre-approval by the Audit Committee and subject to strict guidelines discouraging any pledging, establishing a limit on the number of shares pledged, requiring demonstration of the pledgor’s ability to retire the loan without the need to liquidate the pledged shares, and, in any event, inhibiting any foreclosure sale during blackout periods, our policy prohibits the use of shares of the Company’s common stock as collateral to secure a loan. No directors or executive officers have any hedged or pledged shares of our Company’s common stock.
Profit Sharing and Retirement Savings Plan
We have established a Profit Sharing and Retirement Savings Plan for eligible colleagues, including our NEOs, which is a “qualified plan” for federal income tax purposes. For 2023, under the plan, we allocated to eligible plan participants $265 million which was based on 8% of our consolidated pre-tax income, excluding noncontrolling interests and other items (the “profit-sharing pool”). The profit-sharing pool is used to fund the Company’s profit-sharing plan contributions and is also used to fund a cash profit-sharing bonus to be paid in March of the following year. For 2023, the amounts allocated to each of our NEOs, based on the plan and cash portions of the profit sharing allocation was $83,075.
Additionally, we match 401(k) contributions with a minimum match of 10% and a maximum match of 50% based on a companywide return on assets calculation. For 2023, the amounts for our NEOs based upon the Company’s average matching percentage during the year of 50% of his or her individual contributions which was $15,000 for each NEO.
Welfare, Health and Other Benefits; Perquisites and Other Personal Benefits
The welfare and health benefits received by our NEOs are provided on the same terms as to all our full-time colleagues. In 2023, the Company paid the premiums associated with term life insurance for Mr. Millett with a benefit amount equal to $900,000 and costs related to personal plane usage of  $14,432. Perquisites or other personal benefits are not a significant component of our executive compensation program.
Grant Timing and Exercise Price
The Company’s practice has been to grant equity awards based on the stock price on the trading day prior to the Compensation Committee approval of the award. This methodology is common practice and offers no inherent pricing advantage to the executive or the Company. This timing is designed to avoid the possibility that the Company could grant stock awards prior to the release of material, non-public information that may result in a change in our stock price. Equity awards may be granted throughout the year but not during trading blackout periods in Company stock and not close in time prior to or after the release of material non-public information.

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Post-Employment Compensation
Unrelated to Change in Control
Even though we do not have written employment agreements with our NEOs, we have operated under an informal policy that presumes an initial two calendar year term of employment, at the applicable base salary rate. Pursuant to this policy, absent an actual termination of employment or the delivery of a notice of non-renewal by the Company on or before October 1 of a given year (at which time he or she would still have 15 months remaining of his or her employment term), that individual’s employment term, at his or her then-current annual base salary, would be deemed to have been extended for one additional calendar year.
Under this policy, employment is “at will” and we may terminate the employment of a NEO or give notice of non-renewal without regard to cause. If termination of employment or a notice of non-renewal occurs or is delivered prior to October 1, that individual’s term of employment will extend only to the end of the calendar year following the then current year. If neither termination of employment occurs nor delivery of a notice of non-renewal occurs by October 1, that individual’s term of employment will extend to the end of the second calendar year following that October 1. Depending upon when, during the calendar year, a termination of employment or notice of non-renewal occurs, if at all, our NEOs may have a guaranteed remaining employment term, at his or her current annual base salary, of not less than 15 months nor more than 27 months.
Related to Change in Control
The Company has adopted a “double trigger” Change in Control Protection Plan (the “CIC Plan”), applicable only to our designated NEOs, which provides for specified payments and benefits to our NEOs in the event of a change in control of the Company, accompanied by an involuntary termination of employment, without “cause” by the Company, or for “good reason” by the executive officer, within the period of six months prior to or 24 months following the change in control of the Company. For purposes of the CIC Plan, the terms “change in control,” “cause,” and “good reason” are defined in the plan.
The payments and benefits provided under the CIC Plan are intended to ensure that in the event of a proposed change in control of the Company, our senior executive officers remain focused upon the pending transaction. The Board believes that providing our senior executive officers with transitional compensation protection if their employment ends as a result of a change in control encourages them to act in the best interests of the Company and our shareholders by eliminating personal concerns and uncertainties he or she might otherwise have concerning his or her future employment. The Board further believes that these payments and benefits offer a fair reward for hard work and value creation, assist in retaining our senior executive officers during a time of transition, and provide incentives for them to remain with the Company during periods of uncertainty.
For a summary of the material terms and conditions of the CIC Plan, as well as an estimate of the potential payments and benefits payable to our NEOs under the CIC Plan, see “Potential Payments Upon Termination or Change in Control” below.
Deductibility of Executive Compensation
The Company’s federal income tax deduction for compensation paid to our chief executive officer, chief financial officer and any other executive officer whose total compensation is required to be reported to shareholders under the Securities Exchange Act of 1934 by reason of such individual being among the three highest compensated executive officers for the tax year, and any executive officer who was subject to the deduction limit in any tax year beginning after December 31, 2016 (the “covered employees”) are limited to $1.0 million per taxable year for each such covered employee, as a result of the Tax Cuts and Jobs Act of 2017 (the “Act”). Although loss of deductibility for such excess compensation results in an increased cost to the Company, the Compensation Committee believes, and believes that our shareholders support the philosophy, that performance-based compensation best aligns our executive officers with long-term shareholder interests, and that such performance-based compensation should be paid, even if non-deductible. This has guided the Company’s compensation system from inception and is predicated on the notion that individuals will deliver maximum effort and achieve exemplary results when motivated by a compensation system that establishes goals and rewards outstanding performance when such goals are achieved, as measured by objective criteria.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”) for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date fair value of their stock-based awards using a variety of

60   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for his or her award.
Report of the Compensation Committee
The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and, as incorporated by reference, in our Annual Report on Form 10-K.
The Compensation Committee:
Kenneth W. Cornew, Chair
Sheree L. Bargabos, Member
Gabriel L. Shaheen, Member
Luis M. Sierra, Member
Steven A. Sonnenberg, Member
March 28, 2024

Steel Dynamics, Inc. | 2024 Proxy Statement   61

COMPENSATION
TABLES
62   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

2023 Summary Compensation Table
The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our NEOs for the years ended December 31, 2023, 2022 and 2021.
Name and Principal Position (a)	Year (b)	Salary (c)	Stock Awards1 (e)	Option Awards2 (f)		Non-Equity Incentive Plan Compensation3 (g)	All Other Compensation4 (i)	Totals5 (j)
Mark D. Millett Chairman and Chief Executive Officer	2023	$1,485,000	$5,023,287	$	―	$5,197,500	$117,875	$11,823,662
	2022	1,430,000	4,646,697		―	5,005,000	152,760	11,234,457
	2021	1,390,000	4,993,421		1,000,012	3,475,000	141,485	10,999,918
Theresa E. Wagler Executive Vice President,Chief Financial Officer and Corporate Secretary	2023	775,000	2,325,250		―	2,712,500	99,381	5,912,131
	2022	730,000	2,047,696		―	2,555,000	148,900	5,481,596
	2021	710,000	2,066,004		200,008	1,775,000	137,041	4,888,053
Barry T. Schneider President and Chief Operating Officer	2023	810,000	2,642,945		―	2,784,167	99,329	6,336,441
	2022	610,000	1,629,522		―	1,830,000	148,800	4,218,322
	2021	590,000	1,562,392		200,008	1,180,000	135,905	3,668,305
Christopher A. Graham Senior Vice President Flat Roll Steel Group	2023	615,000	1,747,656		―	1,845,000	99,329	4,306,985
	2022	570,000	1,570,186		―	1,710,000	148,800	3,998,986
	2021	530,000	1,427,430		200,008	1,060,000	135,904	3,353,342
Glenn A. Pushis Senior Vice President Special Projects	2023	640,000	1,783,638		―	1,920,000	99,353	4,442,991
	2022	610,000	1,629,522		―	1,830,000	148,800	4,218,322
	2021	590,000	1,562,392		200,008	1,180,000	135,981	3,668,381
1 The amounts reported in this column for 2023 include the grant date fair value of the performance share awards grant pursuant to the LTIP and the grant date fair value of the RSU awards granted under the 2015 Plan and 2023 Plan, excluding the effect of estimated forfeitures. The amounts reported for the 2023 performance share awards are based on the probable outcome at the grant date, which we estimated to be 50% of the maximum award values, and which were $5,197,500 in the case of Mr. Millett, $2,325,000 in the case of Ms. Wagler, $2,975,000 in the case of Mr. Schneider, $1,845,000 in the case of Mr. Graham, and $1,920,000 in the case of Mr. Pushis. The amounts reported in this column for 2022 include the grant date fair value of the performance share awards grant pursuant to the LTIP and the grant date fair value of the RSU awards granted under the 2015 Plan, excluding the effect of estimated forfeitures. The amounts reported for the 2022 performance share awards are based on the probable outcome at the grant date, which we estimated to be 50% of the maximum award values, and which were $5,005,000 in the case of Mr. Millett, $2,190,000 in the case of Ms. Wagler, $1,830,000 in the case of Mr. Schneider, $1,710,000 in the case of Mr. Graham, and $1,830,000 in the case of Mr. Pushis. The amounts reported in this column for 2021 include the grant date fair value of the performance share awards grant pursuant to the LTIP, grant date fair value of the restricted stock awards earned under the Annual Plan and the grant date fair value of the RSU awards granted under the 2015 Plan, excluding the effect of estimated forfeitures. The amounts reported for the 2021 performance share awards are based on the probable outcome at the grant date, which we estimated to be 50% of the maximum award values, and which were $4,865,000 in the case of Mr. Millett, $1,775,000 in the case of Ms. Wagler, $1,475,000 in the case of Mr. Schneider, $1,325,000 in the case of Mr. Graham, and $1,475,000 in the case of Mr. Pushis. Our methodology and rationale for the incentive compensation paid to our NEOs is described in the Annual Incentive Compensation Plan, Long-Term Incentive Plan, and RSUs sections of the CD&A. For a discussion of the assumptions, if any, used in determining the grant date fair value of the stock awards reported in this column, see Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 29, 2024.
2 The amounts reported in this column represent the grant date fair values of the SAR awards, excluding the effect of estimated forfeitures.
3 The amounts reported in this column include the amounts paid to our NEOs under the Annual Plan. The amounts were paid for services performed during the indicated fiscal year but paid in the subsequent fiscal year. Our methodology and rationale for the annual incentive compensation paid to our NEOs is described in the Annual Incentive Compensation Plan section of the CD&A.
4 The amounts reported in this column for 2023 include insurance premiums of $3,960 and costs related to personal plane usage of $14,432 for Mr. Millett and Company matching and profit-sharing contributions to the Company’s Profit Sharing and Retirement Savings Plan. The amounts reported in this column also include the cash portion of the profit-sharing allocation made pursuant to the Company’s Profit Sharing and Retirement Savings Plan paid in March for services performed during the previous fiscal year.
5 Column (d), Bonus, and column (h), Change in Pension Value and Nonqualified Deferred Compensation Earnings, have been omitted, as none of our NEOs received any such compensation during any of the covered fiscal years.
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2023 Grants of Plan-Based Awards Table
The following table presents, for each of our NEOs, information concerning each plan-based award of cash or equity made during 2023. This information supplements the information about these awards set forth in the 2023 Summary Compensation Table.
			Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards
Name (a)	Award Type	Grant Date (b)	Threshold ($) (c)	Target1 ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target2 (#) (g)	Maximum (#) (h)	All Other Stock Awards: Number of shares of stock or units (#) (i)	All other option awards: number of securities underlying options (#) (j)	Exercise or base price of option awards ($/sh) (k)	Grant Date Fair Value of Stock Awards3 (l)
Mark D. Millett	Annual Plan		$—	$2,598,750	$5,197,500
	Profit Sharing			57,283
	LTIP	02/22/2023				—	27,307	54,613				$2,598,750
	RSU	02/22/2023							19,815			2,337,510
	RSU	11/21/2023							778			87,027
Theresa E. Wagler	Annual Plan		—	1,356,250	2,712,500
	Profit Sharing			57,283
	LTIP	02/22/2023				—	12,215	24,430				1,162,500
	RSU	02/22/2023							9,283			1,095,086
	RSU	11/21/2023							623			67,664
Barry T. Schneider	Annual Plan		—	1,392,083	2,784,167
	Profit Sharing			57,283
	LTIP	03/01/2023				—	15,630	31,260				1,487,500
	RSU	03/01/2023							8,826			1,070,947
	RSU	11/21/2023							778			84,499
Christopher A. Graham	Annual Plan		—	922,500	1,845,000
	Profit Sharing			57,283
	LTIP	02/22/2023				—	9,694	19,387				922,500
	RSU	02/22/2023							6,552			772,918
	RSU	11/21/2023							467			52,239
Glenn A. Pushis	Annual Plan		—	960,000	1,920,000
	Profit Sharing			57,283
	LTIP	02/22/2023				—	10,088	20,175				960,000
	RSU	02/22/2023							6,552			772,918
	RSU	11/21/2023							467			50,721
1 The amounts reported in this column reflect the target annual incentive compensation for 2023 pursuant to the Annual Plan which is not awarded or paid until February 2024, as well as the cash portion of the Company’s Profit Sharing and Retirement Savings plan which is not awarded or paid until March 2024. For the Annual Plan, a portion of the actual amount earned during 2023 was required to be paid in cash with the remainder eligible to be distributed in shares of restricted stock. Each NEO met the required multiple of the equity hold threshold outlined in our Equity Ownership Policy for our Executive Officers section in CD&A and has elected for his or her portion earned as restricted stock to be paid in cash.
2 The amounts reported in this column reflect the targeted LTIP granted in the form of performance share awards for shares of the Company’s common stock. The 2023 Awards were granted to all NEOs with a performance period of three years. These shares will vest at the time the award payout is determined in March 2026. The amounts reported in the “Grant Date Fair Value of Stock Awards” column in the same row reflect the grant date fair value of the performance share awards based on the target number of shares.
3 The amounts reported in this column represent the grant date fair value of the performance share awards grant pursuant to the LTIP, and the grant date fair value of the RSU awards granted under the 2015 Plan and 2023 Plan, excluding the effect of estimated forfeitures.
64   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

2023 Outstanding Equity Awards at Fiscal Year-End Table
The following table presents, for each of our NEOs, information regarding stock appreciation rights (SARs) and stock awards held as of December 31, 2023. The market value of the shares of the Company’s common stock reflected in the table is based upon the market price per share on the last trading day of 2023 (which was $118.10).
		Option Awards				Stock Awards
Name (a)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercis- able1 (b)	Number of Securities Underlying Unexercised Options (#) Unexercis- able2 (c)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Grant Date	Num- ber of shares or units of stock that have not vested (#)3 (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)4 (i)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Mark D. Millett	02/20/20	16,426	—	29.13	02/20/30	02/25/21	17,678	2,087,772
	02/24/21	30,268	4,321	42.83	02/24/31	02/01/22	8,345	985,545
						02/24/22			40,586	4,793,207
						02/24/22	34,798	4,109,644
						02/22/23			27,307	3,224,957
						02/22/23	19,815	2,340,152
Theresa E. Wagler	02/20/20	3,269	—	29.13	02/20/30	11/21/20	4,728	558,377
	02/24/21	6,062	851	42.83	02/24/31	02/25/21	6,542	772,610
						02/01/22	4,263	503,460
						02/24/22			17,759	2,097,338
						02/24/22	14,968	1,767,721
						11/21/22	692	81,725
						02/22/23			12,215	1,442,592
						02/22/23	9,283	1,096,322
						11/21/23	623	73,576
Barry T. Schneider	02/24/21	433	851	42.83	02/24/31	11/21/20	2,364	279,188
						02/25/21	3,006	355,009
						02/01/22	3,542	418,310
						02/24/22			14,840	1,752,604
						02/24/22	11,226	1,325,791
						11/21/22	519	61,294
						02/22/23			15,630	1,845,903
						03/01/23	8,826	1,042,351
						11/21/23	778	91,882
Steel Dynamics, Inc. | 2024 Proxy Statement   65

		Option Awards				Stock Awards
Name (a)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercis- able1 (b)	Number of Securities Underlying Unexercised Options (#) Unexercis- able2 (c)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Grant Date	Num- ber of shares or units of stock that have not vested (#)3 (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)4 (i)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Christopher A. Graham	02/24/21	2,165	851	42.83	02/24/31	02/25/21	3,006	355,009
						02/01/22	3,182	375,794
						02/24/22			13,867	1,637,693
						02/24/22	11,226	1,325,791
						02/22/23			9,694	1,144,861
						02/22/23	6,552	773,791
Glenn A. Pushis	02/24/21	433	851	42.83	02/24/31	11/21/20	2,364	279,188
						02/25/21	3,006	355,009
						02/01/22	3,542	418,310
						02/24/22			14,840	1,752,604
						02/24/22	11,226	1,325,791
						11/21/22	519	61,294
						02/22/23			10,088	1,191,394
						02/22/23	6,552	773,791
						11/21/23	467	55,153
1 The amounts reported in this column reflect the number of shares of the Company’s common stock exercisable under the SARs program.
2 The amounts reported in this column reflect the number of shares of the Company’s common stock unexercisable under the SARs program.
3 The amounts reported in this column reflect the number of shares or units under long-term equity incentive compensation plans with the remaining vesting periods as outlined below:
Grant Date	Award Type	Remaining Vesting
11/21/20	RSUs	1 year
02/25/21	RSUs	1∕2 for 2 months, 1∕2 for 1 year
02/01/22	Annual Plan	1 month
02/24/22	RSUs	1∕3 for 2 months, 1∕3 for 1 year, 1∕3 for 2 years
11/21/22	RSUs	1 year
02/22/23	RSUs	1∕3 for 1 year, 1∕3 for 2 years, 1∕3 for 3 years
11/21/23	RSUs	2 years
4 The amounts reported in this column reflect the target number of shares pursuant to the LTIP for the 2022 and 2023 Awards with performance periods of three years.
66   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

2023 Option Exercises and Stock Vested Table
The following table presents, for each of our NEOs, the number of shares of the Company’s common stock and the corresponding value realized during 2023 with respect to SARs that were exercised and restricted stock units and restricted stock awards that vested, during the year.
	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise (c)1	Number of Shares Acquired on Vesting (#) (d)2	Value Realized on Vesting (e)3
Mark D. Millett	—	$—	151,049	$19,492,901
Theresa E. Wagler	—	—	63,896	8,123,099
Barry T. Schneider	8,898	729,219	46,779	6,005,146
Christopher A. Graham	7,166	493,449	45,855	5,824,294
Glenn A. Pushis	8,898	689,178	46,779	6,005,146
1 The amounts reported in this column represent the number of shares of the Company’s common stock on exercise of SARs during 2023, multiplied by the difference between the price of the Company’s common stock on the exercise date at the time each individual executed and the exercise price for each SAR.
2 The amounts reported in this column represent the number of shares of the Company’s common stock subject to restricted stock awards that vested during 2023.
3 The amounts reported in this column represent the number of shares of the Company’s common stock subject to restricted stock units and restricted stock awards that vested on dates during 2023 multiplied by the closing market price of the Company’s common stock on the date prior to each corresponding vesting date.
2023 Pension Benefits
We did not maintain any defined benefit pension or other actuarial plan for our NEOs during 2023.
2023 Nonqualified Deferred Compensation
We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our NEOs during 2023.
Potential Payments Upon Termination or Change in Control
Termination of Employment Unrelated to Change in Control
We operate under an informal policy that presumes an original two calendar year term of employment for our NEOs, at each individual’s annual base salary. Pursuant to this policy, absent the delivery of a notice of non-renewal by October 1 of any subsequent year (at which time he or she would still have 15 months remaining of his or her original two-year employment term), an individual’s term of employment, at his or her then-current annual base salary, would be deemed sequentially extended for an additional one calendar year term. A timely notice of non-renewal may be delivered with or without cause.
Termination of Employment Related to a Change in Control
The CIC Plan provides for specified payments and benefits to our NEOs in the event of a “Change in Control Termination” by the Company, involving a Change in Control, accompanied by an involuntary termination of employment, without “cause” by the Company, or for “good reason” by our NEO, within the period of six months prior to or 24 months following the Change in Control. For purposes of the CIC Plan, the key defined terms are as follows:

Steel Dynamics, Inc. | 2024 Proxy Statement   67

✓
“Change in Control” means (a) the acquisition of stock ownership of more than 50% of the total voting power, (b) a merger or consolidation in which the Company is not the surviving entity, subject to certain limited conditions, (c) a reverse merger (where the Company is the surviving entity, subject to certain limited conditions), or (d) the sale, transfer or disposition (other than to one or more subsidiaries of the Company) of all or substantially all of the assets of the Company.

✓
“Cause” means (a) gross negligence or willful misconduct; (b) a willful and material violation of a state or federal law, which, if publicly known, would injure the Company’s business or reputation; (c) a refusal or willful failure to comply with any specific lawful direction, order, policy, or procedure; (d) conviction (or the entry of a nolo contendere plea) of a felony, or of a misdemeanor that would have a material adverse effect on the Company’s goodwill or commercial relationships, or (e) the substantial and continuing willful refusal, post-transaction, to perform duties ordinarily performed by an employee in the same position, pre-transaction.

✓
“Good Reason” means a resignation, associated with a Change in Control, within 30 days following any of the following events: a significant reduction, post-transaction, in the executive officer’s pre-transaction duties, authority, responsibilities, or reporting relationships (other than the mere occurrence, as such, of the Change in Control event itself), or the continued assignment, after due notice of objection, to that executive officer of such reduced duties, authority, responsibilities, or reporting relationships.

The payments and benefits that our NEOs would be eligible to receive are as follows:
✓
Acceleration in full, so as to become immediately and completely vested, or acceleration of any applicable deferred settlement dates (subject in all cases to applicable holding periods), of any and all outstanding and unvested stock options, LTIPs, SARs, RSU awards or any other equity-based securities or similar incentives.

✓
In the case of our Chief Executive Officer, currently the only “Tier One” executive officer designated by the Compensation Committee, a lump sum cash payment equal to two times his highest base salary in effect as of the termination date, plus two times the greater of his target annual bonus or average actual bonus for the prior two years under the Annual Plan. In the case of our other NEOs, currently designated “Tier Two” executive officers, a lump sum cash payment equal to one and one-half times his or her highest base salary in effect as of the termination date, plus one and one-half times the greater of his or her target annual bonus or average actual bonus for the prior two years under the Annual Plan.

In the case of both Tier One and Tier Two executive officers, the amount payable is less any amounts to which that individual may otherwise be entitled under any statutory or Company long-term or short-term disability plan, or by reason of any other plans, policies, or practices of the Company that, if and to the extent triggered and implemented, would result in benefit payments, on the occasion of a termination of employment without cause, unrelated to a Change in Control event.
✓
If our NEO elects benefits continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 following termination of employment, payment of the full cost of such benefits (either directly to the executive officer or to the appropriate carrier or administrator at the Company’s election) for the lesser of  (a) 24 months or (b) until such time as he or she becomes eligible for reasonably comparable health care benefits from a subsequent employer.

68   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Potential Payments Upon Termination or Change in Control Table
The following table sets forth the estimated payments and benefits that we would have been required to make if the employment of any of our NEOs were to have been terminated on December 31, 2023 under the various triggering events described above.
Name	Benefit	Termination without Cause or for Good Reason1	Death2	Termination without Cause or for Good Reason in Connection with Change in Control
Mark D. Millett	Lump sum cash payment	$2,970,000	$—	$13,172,500
	Accelerated vesting of unvested equity awards		17,541,275	17,541,275
	Continuation of health care benefits			30,170
Theresa E. Wagler	Lump sum cash payment	1,550,000	—	5,113,125
	Accelerated vesting of unvested equity awards		8,393,721	8,393,721
	Continuation of health care benefits			13,761
Barry T. Schneider	Lump sum cash payment	1,700,000	—	4,735,625
	Accelerated vesting of unvested equity awards		7,172,331	7,172,331
	Continuation of health care benefits			35,126
Christopher A. Graham	Lump sum cash payment	1,230,000	—	3,588,750
	Accelerated vesting of unvested equity awards		5,612,939	5,612,939
	Continuation of health care benefits			35,126
Glenn A. Pushis	Lump sum cash payment	1,280,000	—	3,772,500
	Accelerated vesting of unvested equity awards		6,212,532	6,212,532
	Continuation of health care benefits			13,761
1 The amounts reported in this column assume a remaining employment term of 24 months, at our NEO’s then-current annual base salary. Depending upon the date of notice of non-renewal or termination, however, the actual remaining employment term could be as short as 15 or as long as 27 months.
2 Our NEOs participate in the group term life insurance program with cash benefits expected to be equal to two times his or her base salary in effect as of the termination date. A portion of the aggregate death benefits is currently self-funded by the Company. Potential death payments assume the Compensation Committee approves of acceleration of outstanding equity awards. Acceleration is not automatic.
Steel Dynamics, Inc. | 2024 Proxy Statement   69

CEO Pay Ratio
As required by Item 402(u) of Regulation S-K, and in accordance with applicable SEC interpretive guidance, we are providing the following information about the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee, as of December 31, 2023. This ratio is a reasonable estimate, calculated in a manner consistent with SEC rules.
Our principal executive officer is Mr. Mark Millett, Chairman and Chief Executive Officer. Mr. Millett had annual total compensation of  $11,823,662 in 2023, as reported in the 2023 Summary Compensation Table. Our median employee’s annual total compensation in 2023 was $119,460. Therefore, we estimate that Mr. Millett’s annual total compensation for 2023 was 99 times that of our median employee.
For purposes of calculating the pay ratio for 2023, we used the same individual that we originally identified as our median employee for 2021 because there was no change to our employee population, mix between full-time and part-time employees, our median employee’s responsibilities, or compensation arrangements that we reasonably believed would significantly impact our pay ratio disclosure. We then utilized the same rules which we apply to the calculation of total compensation of the Company’s NEOs, as reflected in the Summary Compensation Table to determine the annual total compensation of our median employee.

70   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Pay Versus Performance
As required by Item 402(v) of Regulation S-K, we are providing the following information about pay versus performance. For a detailed explanation regarding Compensation Committee decisions with respect to Named Executive Officer pay, please refer to our Compensation Discussion & Analysis.
For purposes of this disclosure, compensation actually paid (“CAP”) represents an amount calculated based on the formulas which determine values as of a certain date and may not be reflective as of the respective grant date value, the current value or the future value, all of which may be higher or lower. CAP is not compensation actually delivered to or received by our NEOs in each respective year, nor is it a factor that drives executive pay decisions, including how the Compensation Committee establishes target compensation levels or determines incentive award opportunities and actual payouts.
Pay Versus Performance Table
					Value of Initial Fixed $100 Investment Based On:
Year (a)	Summary Compensation Table Total for PEO ($) (b)1	Compensation Actually Paid to PEO ($)(c)2	Average Summary Compensation Table Total for Non-PEO NEOs ($) (d)3	Average Compensation Actually Paid to Non-PEO NEOs ($)(e)2	Company Total Shareholder Return ($) (f)	Peer Group Total Shareholder Return ($) (g)4	Net Income (in millions) ($) (h)5	Pre-Tax Return on Equity (i)
2023	$11,823,662	$26,494,892	$5,249,637	$10,059,306	$379	$324	$2,451	38%
2022	11,234,457	34,801,768	5,046,515	10,577,592	308	249	3,863	68%
2021	10,999,918	30,540,286	4,047,731	9,221,379	193	214	3,214	81%
2020	10,976,625	14,341,620	3,603,810	4,586,970	112	98	551	17%
1 The principal executive officer (“PEO”) for each of the years represented was our Chief Executive Officer Mr. Mark Millett
2 In calculating CAP, we have adjusted the totals of our PEO’s and Non-PEOs’ compensation as reported in the Summary Compensation Table for each of the covered fiscal years to reflect CAP by the company as defined in Item 402(v) for such fiscal years. First, we deducted the total amounts reported under the “Stock Awards” and “Option Awards” columns from the Summary Compensation Table of $5,023,287, $4,646,697, $5,993,433, and $6,072,531 for the applicable fiscal years 2023, 2022, 2021, and 2020, respectively for our PEO, and average amounts of $2,124,872, $2,450,124, $1,889,024, and $1,601,933 for the applicable fiscal years 2023, 2022, 2021, and 2020, respectively, for our non-PEO NEO’s. Next, we increased the compensation actually paid by adjusting for the fair value of equity awards granted during the current and prior fiscal years that either vested or remain unvested as of the current applicable fiscal year. These amounts resulted in increases of $19,694,517, $28,214,008, $25,533,801, and $9,437,526 for the applicable fiscal years 2023, 2022, 2021, and 2020, respectively for our PEO, and average increases of $6,934,540, $7,981,201, $7,062,672, and $2,585,093 for the applicable fiscal years 2023, 2022, 2021, and 2020, respectively for the non-PEO NEO’s. The detailed amounts are shown in the table below:
	PEO				Average Non-PEO NEOs
Year	Fair Value of Awards Granted	Change in Value of Prior Years’ Awards Unvested	Change in Value of Prior Years’ Awards that Vested	Total Equity Value Included in CAP	Fair Value of Awards Granted	Change in Value of Prior Years’ Awards Unvested	Change in Value of Prior Years’ Awards that Vested	Total Equity Value Included in CAP
2023	$5,652,135	$8,782,143	$5,260,239	$19,694,517	$2,395,963	$3,068,741	$1,469,836	$6,934,540
2022	9,563,127	17,524,779	1,126,102	28,214,008	4,029,198	3,555,421	396,582	7,981,201
2021	10,128,715	13,328,783	2,076,303	25,533,801	2,708,162	3,758,692	595,818	7,062,672
2020	7,351,026	3,887,491	(1,800,991)	9,437,526	1,932,332	1,079,519	(426,758)	2,585,093
3 The non-PEO NEOs for 2023 include Ms. Wagler, Mr. Schneider, Mr. Graham, and Mr. Pushis. The non-PEO NEOs for 2022 include Ms. Wagler, Mr. Rinn, Mr. Graham, Mr. Pushis and Mr. Schneider. The non-PEO NEOs for 2021 and 2020 include Ms. Wagler, Mr. Rinn, Mr. Pushis and Mr. Schneider.
4 Peer Group Total Shareholder Return is based on the S&P Steel Index
5 Net Income represents Net Income attributable to Steel Dynamics, Inc. as reported in our audited financial statements for each fiscal year.
Steel Dynamics, Inc. | 2024 Proxy Statement   71

Tabular List
The following table presents an unranked list that we believe represent the most important financial performance measures used to link CAP to our NEOs to Company performance.

Pre-Tax Return on Equity
Pre-Tax Return on Assets
Total Net Sales
Required Relationships Disclosure
The following graphical comparisons display the relationships between certain figures included in the Pay Versus Performance Table for each of years 2023, 2022, 2021, and 2020.
Compensation Actually Paid ($ in millions) to
Company Total Shareholder Return and Peer
Group Total Shareholder Return
Compensation Actually Paid ($ in millions) to
Pre-Tax Return On Equity
72   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Compensation Actually Paid ($ in millions) to Net
Income ($ in billions)
Steel Dynamics, Inc. | 2024 Proxy Statement   73

Proposal #3	Advisory Vote to Approve the Compensation of the Named Executive Officers
We are asking our shareholders to approve the compensation paid to our NEOs for 2023, as disclosed in this Proxy Statement. This vote, which is sometimes referred to as a “say-on-pay vote,” is required by the federal securities laws. This vote was approved at the 2023 Annual Meeting to occur on an annual basis and the next say-on-frequency vote will take place in 2029. The vote is advisory only, and, accordingly is not binding on the Company, the Board or the Compensation Committee. Although the vote is non-binding, the Compensation Committee and the Board will nonetheless carefully consider the outcome of the vote when making future compensation decisions.
At the 2023 Annual Meeting, the Company’s “say-on-pay” proposal with respect to our 2022 executive compensation program was approved with 92% of the votes cast in favor of the compensation of our NEOs. Accordingly, we carried our long-standing compensation philosophy and pay practices materially unchanged into 2023.
As described in the preceding CD&A, the Company continues to primarily rely upon two performance-based incentive compensation programs, the Annual Plan and long-term equity incentive compensation awards. Together, they provide 84% of our Chief Executive Officer’s and 82% of our average named executive officer’s target total direct compensation opportunities and effectively implement our objective “pay-for-performance” philosophy. These principal pay components provide a straightforward and balanced approach to identifying, assessing and rewarding executive performance.
We encourage you to read the CD&A which describes the details of our executive compensation program and the decisions made by the Compensation Committee in 2023. Our executive compensation program is designed to reward performance in an effective way, encouraging our senior leadership team to operate as a high-performing team, focusing on long-term value creation.
The entire Steel Dynamics team delivered strong performance again during 2023. We achieved numerous milestones and performed at the top of our industry both operationally and financially. Most importantly, we did it safely, operating better than key industry benchmarks and achieving a record low total recordable injury rate. We achieved record steel shipments of 12.8 million tons with 2023 consolidated revenues at $18.8 billion. This resulted in our third-highest consolidated operating income of  $3.2 billion and consolidated net income of  $2.5 billion.
The Board believes that our executive compensation program and compensation-related risk mitigation policies and practices effectively align our NEOs’ interests with those of our shareholders in the pursuit of long-term value creation through exemplary performance.
Accordingly, the Board is requesting your approval, on an advisory basis, of the following resolution:
“RESOLVED, that the shareholders of Steel Dynamics, Inc. approve, on an advisory basis, the compensation for 2023 paid to the Named Executive Officers, as disclosed in the Proxy Statement for the 2024 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2023 Summary Compensation Table and the other related tables, and the accompanying narrative set forth in this Proxy Statement.”
The Board of Directors recommends a vote “FOR” the approval of the compensation of the Named Executive Officers.

74   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Proposal #4	Approval of the Steel Dynamics, Inc. 2024 Employee Stock Purchase Plan
The following summary description of the Steel Dynamics, Inc. 2024 Employee Stock Purchase Plan (the “2024 Plan”) is qualified in its entirety by reference to the actual text of the 2024 Plan, which is attached to this Proxy Statement as Annex A. In the event of any discrepancy, the terms of the actual 2024 Plan will govern.
We have had an Employee Stock Purchase Plan since 2004. The 2024 Plan is designed to replace our shareholder approved 2014 Employee Stock Purchase Plan which expires as of July 1, 2024 (the “Expiring Plan”). The closing price of the Company’s common stock, as reported on Nasdaq, on March 27, 2024, the last trading day immediately prior to the filing of the Proxy Statement, was $146.99.
The Employee Stock Purchase Plan allows broad-based participation for our colleagues with over 4,500 electing to participate. Currently, the Company has set the maximum participant contribution at a fixed dollar amount of  $10,400 annually per participant with a 15% Company match on participant contributions. Shares are purchased on the open market at the market price as no share reserve exists for the 2024 Plan. The 2024 Plan will expire on July 1, 2034.
Our Board of Directors has approved the 2024 Plan applicable to the employees of Steel Dynamics, Inc. and its “Participating Affiliates,” effective on the first day of the calendar month following the date on which the 2024 Plan is approved by shareholders, or July 1, 2024, whichever is later. The purpose of the 2024 Plan is to provide a convenient way for “Eligible Employees” (regular full-time employees whose customary employment is at least 30 hours per week and 1,000 hours annually, and have completed 30 days of  “Service”), to purchase shares of the Company’s common stock, in the open market through a “Designated Broker” and at fair market value, through regular payroll deductions and certain “matching” contribution by Steel Dynamics or its Participating Affiliate. As of December 31, 2023, approximately 9,300 of our employees would have been eligible to participate in the 2024 Plan. The 2024 Plan is voluntary on the part of the employee, and an employee who wishes to become a “Participant” under the 2024 Plan may elect to participate by executing and approving a prescribed payroll deduction authorization, as well as various other 2024 Plan documents and new account documents supplied by the brokerage firm we have appointed as the “Designated Broker” under the 2024 Plan. By enrolling, the Participant authorizes prescribed amounts the Participant has specified to be deducted from the Participant’s compensation and, together with certain “matching” contributions by Steel Dynamics or its Participating Affiliate, these amounts are remitted to the Designated Broker and used for open market purchases of our common stock for the Participant’s personal account. “Service,” as defined by the 2024 Plan, means continuous uninterrupted employment by Steel Dynamics or one or more of its Participating Affiliates, subject to certain conditions.
All Participants under the 2024 Plan have the same rights and privileges, except that no employee may participate under the 2024 Plan if that employee, immediately after a payroll deduction and/or after a matching contribution has been made, owns stock in excess of 5% of the Company’s common stock, determined under the rules prescribed pursuant to Section 424(d) of the Internal Revenue Code of 1986, as amended. The minimum payroll deduction for Participants with weekly pay periods is $10, and for Participants with monthly pay periods is $40, and the maximum payroll deduction for Participants with weekly pay periods is $200, or for Participants with monthly pay periods is $860. Once a Participant has instructed

Steel Dynamics, Inc. | 2024 Proxy Statement   75

the Company to withhold a specified amount per pay period, that Participant, under rules prescribed by the Compensation Committee from time to time, may increase or decrease the payroll deduction authorization by multiples of  $10, within the limits of the minimum and maximum amounts. The maximum allowable payroll deduction, exclusive of any matching contributions by the Company, may not exceed $10,400 in any calendar year. The Compensation Committee, however, may increase the maximum amounts of allowable payroll deductions by up to $100 for Participants with weekly pay periods and up to $440 for Participants with monthly pay periods for a maximum allowable payroll deduction in a calendar year of  $15,600 over the maximums set forth in the 2024 Plan, without such increase being considered a material 2024 Plan amendment requiring shareholder approval.
Each Participant under the 2024 Plan shall be entitled to “Company Matching Contributions” on the amount of that Participant’s payroll deductions, and that matching contribution, as currently agreed, will be equal to 15% of the Participant’s payroll deduction. The Company’s Board of Directors, on the recommendation of the Compensation Committee, may increase or decrease the amount of the Company Matching Contribution, in increments of 1%, within a range of a minimum of 10% to a maximum of 20% of the Participant’s payroll deduction amount, without such increase or decrease being considered a material 2024 Plan amendment requiring shareholder approval. The Company must remit the funds deducted from a Participant’s compensation, together with any matching contributions, to the Designated Broker no less frequently than monthly. No interest is payable by the Company or any Affiliate to or on behalf of any Participant on account of any amounts withheld from a Participant’s compensation prior to the time it is remitted to the Designated Broker.
A Participant, on a limited basis, may suspend his or her contributions under the 2024 Plan, without being deemed to have withdrawn from or terminated his or her participation under the 2024 Plan, and a Participant on an unpaid leave of absence will be deemed to have suspended his or her payroll deduction authorization during the time of such leave. If a Participant has not resumed voluntary contributions within 12 months after the commencement of a suspension period, the Participant shall be deemed to have withdrawn from the 2024 Plan.
All accounts maintained by the Designated Broker for each Participant shall be and remain the sole property of the Participant, at all times and for all purposes, from the moment of receipt by the Designated Broker of the amounts contributed by or on behalf of the Participant. The Participant may withdraw shares of common stock or dispose of shares of common stock as and when the Participant may direct. The Designated Broker is required to make reports to each Participant no less frequently than quarterly, specifying the number of shares of common stock, the market value thereof, and any unapplied cash, through the last day of each such period. The Company’s Board of Directors, at any time and in its discretion, may alter, amend, suspend or terminate the 2024 Plan or any part thereof, without seeking or obtaining shareholder approval, unless an alteration or amendment, in the opinion of the Company’s legal counsel, shall be deemed a “material amendment” within the meaning of Nasdaq Equity Rule 5635(c) or any comparable or replacement rule applicable to the Company.
The 2024 Plan is not intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(a) of the Internal Revenue Code of 1986, as amended. Under current tax laws, therefore, amounts that are withheld from a Participant’s compensation pursuant to a payroll deduction authorization, and used for the purchase of shares of the Company’s common stock, will neither be excludable from gross income nor deductible, for federal income tax purposes, by the Participant, and the amount of the matching contribution by the Company, on behalf of a Participant, will be taxable to that Participant, as additional compensation and at ordinary federal and state income tax rates, and deductible, when paid, by the Company.

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The tax treatment to a Participant, based on the Participant’s disposition of the shares of common stock held in his or her account with the Designated Broker, or otherwise after distribution by the Designated Broker to the Participant, will depend upon the character of the shares in the hands of the Participant, the Participant’s tax basis in the shares, the length of time the shares have been held by the Participant, and other factors that may affect the amount or character of any taxable gain or the ordinary income or capital gains treatment of any such gain or loss. Steel Dynamics makes no representation to any employee or Participant with respect to the tax treatment that will be accorded to the employee or Participant of the Participant’s or the Company’s contributions for or on behalf of Participant under the 2024 Plan, or with respect to the tax treatment upon disposition of the shares purchased and held in connection with the 2024 Plan. Each employee or Participant should consult with his or her tax adviser with regard to the tax treatment to be accorded to the employee or Participant as a result of participating in the 2024 Plan.
The Plan does meet the coverage and participation requirements prescribed by Sections 423(b)(3) and 423(b)(5) of the Internal Revenue Code of 1986, as amended, and, therefore, constitutes a “Stock Purchase Plan” within the meaning of Rule 16b-3(b)(5) promulgated by the SEC under the Exchange Act.
A Participant may withdraw from the 2024 Plan by submitting a notice of cancellation of his or her payroll deduction authorization, under rules prescribed by the Compensation Committee, and, on or after the effective date of withdrawal, no further payroll deductions and no further matching contributions shall be made by or for the Participant. Upon a Participant’s termination of service, the Participant will be deemed to have withdrawn from the 2024 Plan.
The costs of administering the 2024 Plan shall be paid by Steel Dynamics or allocated to and paid by the Participating Affiliates. Brokerage expenses incurred in the purchase, but not the sale, of shares of common stock shall be paid for by the Company or allocated to and paid by a Participating Affiliate.
Non-Employee Directors are not eligible to participate and Executive Officers are not allowed to participate in the 2024 Plan. The table below shows, as to the listed individuals and specified groups, the number of shares of common stock purchased under the Expiring Plan in 2023, which if the 2024 Plan had been in effect, would be representative of purchases under the 2024 Plan:
Number of shares purchased pursuant to Expiring Plan in 2023
Name and Position	Dollar Value		Number of Units
Mark Millett – Chairman and Chief Executive Officer	$	―	―
Theresa E. Wagler – Executive Vice President, Chief Financial Officer and Corporate Secretary		―	―
Barry T. Schneider – President and Chief Operating Officer		―	―
Christopher A. Graham – Senior Vice President, Flat Roll Steel Group		―	―
Glenn A. Pushis – Senior Vice President, Special Projects		―	―
Executive Group		―	―
Non-Employee Directors		―	―
Non-Executive Officer Employees		12,050,550	10,393
Total		$12,050,550	10,393
A copy of the Steel Dynamics, Inc. 2024 Employee Stock Purchase Plan is attached hereto as Annex A.
The Board recommends a vote FOR approval of the
Steel Dynamics, Inc. 2024 Employee Stock Purchase Plan.
Steel Dynamics, Inc. | 2024 Proxy Statement   77

Equity Compensation Plan Information
Our stockholders approved the Steel Dynamics, Inc. 2014 Employee Stock Purchase Plan at our annual meeting of stockholders held May 15, 2014 (2014 Plan). Our stockholders approved the Steel Dynamics, Inc. 2018 Executive Incentive Compensation Plan at our annual meeting of stockholders held May 17, 2018 (2018 Plan). Our stockholders approved the Steel Dynamics, Inc. 2023 Equity Incentive Plan at our annual meeting of stockholders held May 11, 2023 (2023 Plan). The following table summarizes information about our equity compensation plans at December 31, 2023, all of which have been approved by stockholders. We do not have any equity compensation plans that have not been approved by stockholders.
Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
2014 Plan1	—	—	—
2018 Plan	95,487	—	1,334,300
2023 Plan2	1,438,945	—	7,493,534
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,534,432	—	8,827,834
1 Shares are purchased on the open market and no shares are reserved.
2 Includes 849,491 RSUs, 262,522 DSUs, and 326,932 LTIP awards issuable upon expiration of the vesting or deferral periods, which have no exercise price.
78   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Proposal #5	Shareholder Proposal — Adopt a Shareholder Right to Call a Special Shareholder Meeting
John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has notified us of his intention to present the proposal printed below at the annual meeting. Mr. Chevedden has provided evidence that he holds 200 shares required to submit a proposal.
If properly presented at the Annual Meeting, the Board unanimously recommends that you vote “AGAINST” this proposal for reasons included in our response on the following page.
We have printed the text of Mr. Chevedden’s proposal, including the caption, graphic and supporting statement, exactly as it was submitted to us:
Proposal 5 — Adopt a Shareholder Right to Call a Special Shareholder Meeting

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting (or the lowest percentage according to state law) regardless of length of stock ownership also in accordance with state law. And to enable street name shareholders and non street name shareholder to have as much equal rights in calling for a special shareholder meeting as allowed by state law. This includes making the necessary changes in plain English.

Calling for a special shareholder meeting is hardly ever used by shareholders but the main point of the right to call for a special shareholder meeting is that it gives shareholders at least significant standing to engage effectively with management.

Management will have an incentive to genuinely engage with shareholders instead of stonewalling if shareholders have a realistic Plan B option of calling a special shareholder meeting. Often the management of a company will claim that shareholders have multiple means to communicate with management  —  but in most cases these are low impact means that are as effective as mailing a post card to the CEO. A reasonable shareholder right to call a special shareholder meeting is an important step for effective shareholder engagement with management.

Since a special shareholder meeting can be called to replace a director, adoption of this proposal could foster better performance by our directors. For instance Mark Millett, Chairman & CEO, James Marcuccilli, Lead Director and Bradley Seaman, Audit Committee Member each received 3-times the withheld votes as certain other Steel Dynamics directors.

With the widespread use of online shareholder meetings it is much easier for management to conduct a special shareholder meeting and our bylaws thus need to be updated accordingly.
Please vote yes:
Adopt a Shareholder Right to Call a Special Shareholder Meeting — Proposal 5
Steel Dynamics, Inc. | 2024 Proxy Statement   79

Board Response AGAINST the Proposal
After careful consideration, the Board recommends that shareholders vote “AGAINST” this proposal for the reasons discussed below. The Board believes that the proposed special meeting right is not in the best interests of the Company or its shareholders, and is not consistent with market trends or best corporate governance practices. Currently, only ~15% of S&P 500® companies set their special meeting right threshold at 10%. Setting such a low ownership threshold runs the risk of giving a single shareholder or a very small group of shareholders a disproportionate amount of influence over the Company’s affairs, which is not in the best interest of the Company or its shareholders.
✓
Our shareholders already have the right to call a special meeting of shareholders. We recognize that the right to call a special meeting enhances shareholder rights and is a good corporate governance practice. As such, on January 31, 2024, our Board approved amendments to our Bylaws to allow shareholders holding not less than twenty-five percent (25%) of the shares entitled to vote, provided such shares have been owned continuously by such requesting shareholders for at least one year prior to the date of written request, to request that the Company hold a special meeting of the shareholders. We believe this threshold is appropriate for our investor base. Also, the Board considered market standards across the S&P 500® companies and determined that our recently adopted 25% ownership threshold is consistent with the market trends and best corporate governance practice. Today, ~50% of the S&P 500® companies that offer shareholders the right to call a special meeting set the threshold at 25% or higher. Failure to achieve a 25% threshold of shareholders is a strong indicator that the relevant issue is unduly narrow and not deemed critical by shareholders generally.

✓
We are committed to strong foundational principles of corporate governance, which we believe promote the long-term success of our business and maximize benefits for our shareholders. Highlights of our governance framework include, but are not limited to:
✓
The existing right to call a special meeting, as detailed above and set forth in our recently amended Bylaws

✓
All directors stand for election annually

✓
Majority voting with advance resignation policy in uncontested director elections

✓
Board Refreshment  —  Board Retirement Policy

✓
Lead Independent Director

✓
Board committees consist of 100% independent directors

✓
Majority independent Board, with all directors except for our founders (including our CEO) being independent

✓
Annual Board evaluation, including individual director assessment

✓
Robust director selection process with a requirement to include diverse candidates in the search

✓
Elimination of our one-year holding requirement would increase the potential for misuse of the special meeting right by special-interest shareholder groups with no long-term interest in the Company. Shareholders holding 25% or more of our outstanding common stock continuously for at least one year have the ability to call special meetings. The Company carefully tailored our special meeting right to provide shareholders with the meaningful ability to call a special meeting when extraordinary matters arise, without enabling a minority of shareholders that have not held a financial stake in the Company for a reasonable period of time to call unnecessary or duplicative meetings for less significant matters. If the one-year holding requirement is eliminated as set forth in the proposal, the Company could be subject to regular disruptions by special-interest, short-term shareholder groups with agendas that are not in the best interests of the Company or our

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shareholders, and such disruptions would unnecessarily divert our Board’s and management’s attention from their primary focus of leading and operating our business. Such a diversion could potentially operate against the best interests of our shareholders overall, in order to serve the narrow interests of the short-term, activist shareholders requesting a special meeting to advance their own special interests.
✓
Our Board and management are committed to active shareholder engagement and responding to shareholder feedback. We regularly reach out to our investor base to discuss various topics important to both them and us. This process aids our senior leadership and the Board to ensure issues important to our investors are appropriately understood and considered.

✓
Special meetings require substantial resources. Preparing for shareholder meetings requires significant time and attention from our Board and leadership, impacting their ability to focus on the operations of our business and maximizing long-term benefits for our shareholders. We believe that the current 25% threshold provides a meaningful right to call a special meeting without drawing on resources for short-term interests that do not benefit the majority of our shareholder base for the long-term.

For these reasons, we believe Proposal 5 is not in the best long-term interests of our shareholders and we recommend that you vote AGAINST Proposal 5.

The Board of Directors recommends a vote “AGAINST” the approval of the Shareholder Proposal  —  Adopt a Shareholder Right to Call a Special Shareholder Meeting.

Other Matters
We do not intend to bring any other matters before the Annual Meeting, nor are we aware of any other matters that are to be properly presented to the Annual Meeting by others. If another matter does properly come before the Annual Meeting or any adjournments thereof, then, depending upon the nature of the issue and if within the scope of their authority, it is the intention of the persons named in the Proxy to vote such Proxy in accordance with their best judgment on such matter.

Fort Wayne, Indiana
March 28, 2024
By Order of the Board of Directors
Mark D. Millett
Chairman and Chief Executive Officer

Steel Dynamics, Inc. | 2024 Proxy Statement   81

Annex A
STEEL DYNAMICS, INC. 2024 EMPLOYEE
STOCK PURCHASE PLAN
The purpose of the Steel Dynamics, Inc. 2024 Employee Stock Purchase Plan (the “Plan”) is to provide the employees of Steel Dynamics, Inc. (the “Company”) and its Participating Affiliates a convenient way to acquire shares of the Company’s Common Stock, through savings accumulated through payroll deductions and thus to maintain and stimulate employee interest in the Company’s growth and profitability.
ARTICLE I
Definitions
1.1 “Affiliate” means all wholly-owned subsidiaries of the Company and any other entity which may be designated from time to time as such by the Company’s Board of Directors.
1.2 “Committee” means the Company’s Compensation Committee appointed by the Company’s Board of Directors. The Committee shall be responsible for the administration of the Plan.
1.3 “Compensation” means total cash compensation received by an Eligible Employee from the Company or an Affiliate, including (a) regular or “base” compensation such as salary, wages, overtime, shift differentials, bonuses (other than bonuses or other one-time payments in connection with and as an inducement for the commencement of employment), and commissions, and (b) incentive compensation, but does not include relocation payments or reimbursements, expense reimbursements, tuition or other reimbursements, automobile allowances, housing allowances, and income realized as a result of any stock option, stock purchase, stock bonus or similar plan of the Company or Affiliate.
1.4 “Designated Broker” means, at any time or from time to time, a broker which is a member of the New York Stock Exchange, that has been appointed by the Committee to receive Participant payroll deductions and Company Matching Contributions (collectively “Contributions”), to open and maintain direct, individual brokerage accounts for and in the name of each Participant (each a “Participant Account”) and, at such intervals as the Committee may direct, to purchase on the open market, on behalf and for the account of each
Participant, with the contributions accumulated in each Participant Account, such shares of the Company’s Stock as may be purchased therewith.
1.5 “Effective Date” means the later to occur of the first day of the calendar month next following the date on which this Plan is approved by the Company’s shareholders or July 1, 2024.
1.6 “Eligible Employee” means any person, including a corporate officer, who is a regular and active full-time employee of the Company or Affiliate for tax purposes, whose customary employment is at least thirty (30) hours per week and 1,000 hours annually. For purposes of this Plan, the employment relationship shall be treated as continuing intact while the individual is on a Leave of Absence authorized by the Company or Affiliate, such as sick leave or other leave of absence approved by the Company or Affiliate. Where the leave of absence exceeds the number of days authorized and the person’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the day next following the expiration of the authorized period; provided, however, that any period during which a person is or was on leave of absence for the purpose of serving on active duty with the Armed Forces of the United States shall be considered a period during which such person is or was regularly and actively employed by the Company or Affiliate.
1.7 “Employer” means Steel Dynamics, Inc. and all Participating Affiliates.
1.8 “Leave of Absence” means absence from active service with the Company or an Affiliate, with the permission of the Company of Affiliate, by reason of illness, military service, or for any other reason as approved or allowed by the Company’s or Affiliate’s personnel policies. An Eligible Employee whose Service is terminated and who is subsequently re-employed by the Company or an Affiliate will be considered a new employee, for all purposes of the Plan, as of the effective date of his or her reemployment.

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1.9 “Participant” means an Eligible Employee who has elected to participate in the Plan in accordance with Article II. A person shall be deemed to remain a Participant until the Participant withdraws from the Plan.
1.10 “Participating Affiliate” means an Affiliate that has adopted the Plan with the consent of the Company’s Board of Directors. If a company which is or has become a Participating Affiliate ceases to be a Participating Affiliate, such company shall be deemed to have withdrawn from participation in the Plan.
1.11 “Pay Period” means the interval of time for which a particular Eligible Employee regularly receives his or her compensation.
1.12 “Payday” means the day on which the Eligible Employee regularly receives his or her compensation for the Pay Period.
1.13 The “Payroll Deduction Authorization” shall be on a form approved by the Committee and shall direct the Company or Affiliate to withhold from a Participant’s paycheck a specified dollar amount of his or her Compensation to be used for the purchase of Stock under this Plan.
1.14 “Plan” means the Steel Dynamics, Inc. 2024 Employee Stock Purchase Plan.
1.15 “Prevailing Market Price” means the actual purchase price of the Stock in the open market.
1.16 “Service” means that period of continuous uninterrupted employment with the Company or any one or more of its Affiliates, from an Eligible Employee’s first day of employment until his or her date of termination of employment with all Affiliates. However, in the case of an Affiliate which has been acquired by the Company through the acquisition of substantially all of the assets or all of the stock of the Affiliate, Service shall include employment prior to the date on which such Affiliate is designated as a Participating Affiliate, on such terms as the Committee may expressly provide. Service with the Company and with one or more Affiliates during consecutive periods shall be considered continuous Service.
1.17 “Stock” means shares of the Company’s Common Stock.
1.18 “Termination of Service” means any absence from the employment of the Company or any Affiliate (including, but not limited to, absences by reason of discharge or resignation) which is not considered an authorized Leave of Absence as defined herein.
ARTICLE II
Participation in the Plan
2.1 Eligibility to Participate. Except as provided below, each Eligible Employee of the Company or of a Participating Affiliate who has completed thirty (30) days of Service shall be eligible to participate in the Plan, commencing on the first Payday that falls on or after the first day of the following calendar month.
2.2 Election to Participate. An Eligible Employee may elect to participate in the Plan by executing or otherwise approving a Payroll Deduction Authorization, together with executing and returning such other Plan documents and new account documents supplied by the Designated Broker as may be required to open and maintain that person’s Account with the Designated Broker (within the time period prescribed by the Committee) prior to the Payday on which the Eligible Employee will begin participation. Such Participant Accounts are and shall remain the sole property of each Participant, and neither the Company nor its Affiliates shall have, maintain or acquire any right, power or interest in any such Participant Account. The Participant shall also specify the exact name or names (which must include the Employee’s name and may include the name of another person as joint owner or a personal trustee) in which Stock is to be held or registered.
ARTICLE III
Employee Participation and Contributions
3.1 Voluntary, Non-Discriminatory Plan. Participation in this Plan shall be voluntary and all Participants shall have the same rights and privileges under the Plan, except to the extent the terms of the Plan otherwise provide. No Employee may participate under this Plan if that Employee, immediately after a Payroll Deduction and/or a Company Matching Contribution, owns Company Stock possessing five percent (5%) or more of the Company’s Stock, determined under the rules prescribed pursuant to Section 424(d) of the Internal Revenue Code of 1986, as amended.
3.2 Amounts of and Limits on Contribution. Subject to the provisions of Article VII, the minimum payroll deduction for Participants with weekly Pay Periods shall

Steel Dynamics, Inc. | 2024 Proxy Statement   A-2

be $10.00 or for Participants with monthly Pay Periods shall be $40.00, and the maximum payroll deduction for Participants with a weekly Pay Period shall be $200.00 or for a Participant with a monthly Pay Period shall be $860.00, as the Participant shall from time to time elect according to rules prescribed and on forms approved by the Committee. At such times as permitted by the Committee, a Participant may increase or decrease his or her Payroll Deduction Authorization by any multiple of $10.00, provided that the amount thereof does not fall below the minimum or exceed the maximum allowable amount hereof, and provided, further, that the maximum allowable Participant Payroll Deduction Authorization, exclusive of any Company Matching Contribution, may not exceed $10,400.00 for any calendar year; provided, further, however, that, by authorization from time to time by the Compensation Committee and approved by the Company’s Board of Directors, and without the necessity of any further approval by the Company’s shareholders, the amount of the maximum payroll deduction may be increased by up to $100 for Participants with weekly pay periods and up to $440 for Participants with monthly pay periods for a maximum allowable payroll deduction in a calendar year of  $15,600, subject to the provisions of Article VII. A Participant may not make any additional voluntary payments into such Account.
A Participant shall be entitled, to suspend his or her Payroll Deduction Authorization, commencing with the Pay Day next following the Company’s or Affiliate’s receipt of seven (7) days written notice of such suspension request. A Participant on an unpaid Leave of Absence shall be deemed to have suspended his or her Payroll Deduction Authorization during the period of such leave of Absence. Following such suspension, if the Participant has not resumed voluntary contributions within twelve (12) months after the commencement of the suspension period, the Participant shall be deemed to have withdrawn from the Plan.
3.3 Voluntary Withdrawal from the Plan. A Participant who remains employed by the Company or an Affiliate may withdraw from the Plan by submitting a notice of cancellation of his or her Payroll Deduction Authorization in the manner prescribed from time to time by the Committee, but no later than seven (7) business days prior to the Payday for which the cancellation is to be effective. Any Contributions made prior to the effective date of withdrawal shall not be refunded to the Participant but shall be used to purchase Company
Stock. Any Participant who withdraws from the Plan may later renew his or her participation in the Plan but will be deemed a new Participant.
3.4 Termination of Service Means Withdrawal from Plan. Upon a Participant’s Termination of Service, the Participant will be deemed to have withdrawn from the Plan as of his or her last regular Payday.
3.5 Effect of Participant’s Withdrawal from Plan. On and after the effective date of a Participant’s withdrawal from the Plan, no further Payroll Deduction and no further Company Matching Contribution under the Plan shall be made by or for the Participant.
ARTICLE IV
Company Matching Contributions
4.1 Each Participant shall be entitled to “Company Matching Contributions” on the amount of that Participant’s Payroll Deduction, if any, made pursuant to Section 3.2 of the Plan, in the amount and manner described in Sections 4.2 and 5.2.
4.2 Company Matching Contributions made pursuant to this Section 4.2 shall match only the Participant’s Payroll Deduction amount withheld from the Participant’s Compensation pursuant to Section 3.2. Such Company Matching Contributions shall be equal to fifteen percent (15%) of the amount so withheld; provided, however, that, by authorization from time to time by the Compensation Committee and approved by the Company’s Board of Directors, and without the necessity of any further approval by the Company’s shareholders, the amount of the Company’s Matching Contributions may be increased or decreased, in increments of one percent (1%), within a range of a minimum of ten percent (10%) to a maximum of twenty percent (20%) of the Participant’s Payroll Deduction amount, subject to the provisions of Article VII.
ARTICLE V
Administration of the Plan
5.1 Administration. The Committee shall administer, supervise and carry out the purposes of the Plan. The Committee shall hold meetings at such times and places as it may deem appropriate. Acts of a majority of the Committee at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be valid acts of the Committee. The Committee shall have the sole authority, in its absolute discretion, to adopt, amend and rescind such

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rules and regulations as, in its opinion, may be advisable in the administration of the Plan; to construe and interpret the Plan and the rules and regulations; and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be binding on all Participants. The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid for by the Company. No member or former member of the Committee or of the Board of Directors of the Company shall be liable for any action or determination made in good faith with respect to the Plan. The Committee, in its sole discretion, may delegate all or any portion of its duties hereunder to other individuals or entities.
5.2 Payment of Employee Contributions and Company Matching Contributions. The Company shall remit the funds deducted from each Participant’s Compensation under this Plan, plus any Company Matching Contributions to the Designated Broker no less frequently than monthly.
5.3 Investment in Company Stock. As soon as practicable after receipt of funds remitted under the Plan, the Designated Broker shall purchase on behalf of Participants, in the open market and at Prevailing Market Prices, shares of the Company’s Stock. Such shares shall be purchased on a per Participant basis and maintained by the Designated Broker exclusively for each Participant and under the exclusive direction and control of such Participant. The number of shares of Stock to be purchased will be determined by the aggregate amount of funds available to purchase the shares of Stock. Unapplied cash will be maintained by the Designated Broker in the Participant’s Account.
5.4 No Interest to be Paid. No interest shall be payable by the Company to or on behalf of any Participant on account of any amounts withheld from a Participant’s Compensation.
5.5 Costs of the Plan. The costs of administering the Plan shall be paid by the Company or allocated to and paid by Participating Affiliates.
5.6 Brokerage Costs. Brokerage expenses incurred in the purchase, but not the sale, of shares of Stock shall be paid for by the Company or allocated to and paid by Participating Affiliates.
5.7 Indemnification. Neither the Company, the Committee or its delegates, nor any Designated Broker to which Contributions are directed and through whom purchases of Stock are executed pursuant to this Plan shall be liable for any action or determination made in good faith including, without limiting the generality of the foregoing, any action with respect to price, time, quantity or other conditions and circumstances regarding the purchase of shares of Stock under the Plan. The Company shall indemnify and hold harmless any officer, employee, director or member of the Committee or its delegees or representatives who suffers damage, loss or expenses, including the expense of defense thereof, in connection with the performance of the duties specified herein.
ARTICLE VI
Reports and Maintenance of Accounts
6.1 Quarterly Reports. The Designated Broker shall make reports to each Participant no less frequently than quarterly, specifying the number of shares of Stock, the market value thereof, and any unapplied cash, through the last day of each such period.
6.2 Accounts. Accounts maintained by the Designated Broker for each Participant shall be and remain the sole property of such Participant at all times and for all purposes from the moment of receipt by the Designated Broker of the amounts contributed by or on behalf of the Participant. The Participant may withdraw shares of Stock or sell shares of Stock as and when the Participant may direct. At the Company’s request, the Designated Broker will also transfer all Participant Accounts to any successor Designated Broker the Committee may select, upon sixty (60) days advance written notice from the Company.
ARTICLE VII
Amendment and Termination of the Plan
The Board of Directors of the Company, at any time and in its discretion, may alter, amend, suspend or terminate the Plan or any part thereof, without seeking or obtaining shareholder approval, unless an alteration or amendment, in the opinion of the Company’s legal counsel, shall be deemed a “material Plan amendment” within the meaning of Nasdaq Equity Rule 5635(c) or any

Steel Dynamics, Inc. | 2024 Proxy Statement   A-4

comparable or replacement rule applicable to the Company. For purposes of this provision, however, upon recommendation by the Compensation Committee and approval by the Company’s Board of Directors, the Company, without the further approval of its shareholders, may alter and amend the maximum annual dollar or  amount of a Participant’s Payroll Deduction Authorization under this Plan, and/or the amount of the Company Matching Contribution up to twenty percent (20%) or down to ten percent (10%) (in one percent (1%) increments) of the Participants’ payroll deduction amount and such alteration shall not be deemed a material plan amendment. Notice of any such amendment or of any, suspension or termination of the Plan, in whole or in part, shall be given to each Participant as soon as practicable after such action is taken. This Plan shall terminate, if not sooner terminated, ten (10) years from the Effective Date.
ARTICLE VIII
Miscellaneous Provisions
8.1 No Contract of Employment Intended. The granting of any right to a person pursuant to this Plan shall not constitute an agreement or understanding, express or implied, on the part of the Company or any Affiliate to employ such person for any specified period.
8.2 Information Available. If required by law, the shares of the Company’s Stock shall be registered under the Securities Act of 1933, on Form S-8 or on such other form as may be specified by the Securities and Exchange Commission, and the Company, if required, shall deliver to each Participant to whom required a copy of the prospectus or such other information as may be required from time to time.
8.3 Notices. All notices or other communications by or to the Company or by or to a Participant under or in connection with the Plan shall be deemed to have been duly given when received by the Company at the address designated by the Company for the receipt of such notices or communications, or by or for a Participant, at the address specified in the Payroll Deduction Authorization, unless each shall have notified the other of a different address or means of notice.
8.4 Severability. Each of the sections included in the Plan is separate, distinct and severable from the other and remaining sections of the Plan, and the invalidity or unenforceability of any section shall not affect the validity and enforceability of any other section or sections of the Plan. Further, if any section of this Plan is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between such section and any applicable law or public policy, such section shall be valid and enforceable to the extent such section is consistent with such law or public policy.
8.5 Governing Law. The construction, validity and operation of this Plan shall be governed by the laws of the State of Indiana.
8.6 Tax Incidents of the Plan. The Plan is not intended to constitute a “tax qualified plan” within the scope of Section 423 of the Internal Revenue Code of 1986, as amended, or otherwise. Under current tax laws, amounts withheld from a Participant’s Compensation pursuant to the Participant’s Payroll Deduction Authorization, and used for the purchase of Company Stock, will not be deductible, for federal income tax purposes, by the Participant; and the amount of the Company Matching Contribution made by the Company on behalf of a Participant will be taxable to each Participant, as additional compensation, at ordinary federal and state income tax rates, and deductible by the Company.
The tax treatment to a Participant based on the Participant’s disposition of the shares of Stock held in his or her account with the Designated Broker will depend on the character of the shares of Stock in the hands of the Participant, the Participant’s tax basis in the shares, the length of time the shares have been held by the Participant, and other factors that may affect the amount or character of any taxable gain or the ordinary income or capital gains treatment of any such gain. The Company makes no representation to any Employee or Participant with respect to the tax treatment to the Employee or Participant of the Participant’s or the Company’s Contributions for or on behalf of a Participant under the Plan, or with respect to the tax treatment upon disposition of the shares purchased and held in connection with the Plan. Each Employee or Participant should consult with his or her tax advisor with regard to the tax treatment to be accorded to the Employee or Participant as a result of participating in the Plan.
8.7 Rules of Construction. Throughout this Plan, the masculine includes the feminine, and the singular includes the plural, and vice versa, where applicable.

A-5   Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

STEEL DYNAMICS INC. | NOTICE OF 2024 ANNUAL MEETING & PROXY STATEMENT

Headquarters
7575 West Jefferson Boulevard
Fort Wayne, Indiana 46804

steeldynamics.com

7575 WEST JEFFERSON BLVD. FORT WAYNE, IN 46804 SCAN TOVIEW MATERIALS & VOTEVOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/08/2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/08/2024. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following:1. Election of DirectorsNomineesForAgainst Abstain 1A Mark D. Millett 000 The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 1BSheree L. Bargabos0002RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AS AUDITORS1CKenneth W. Cornew0003ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS1DTraci M. Dolan0004APPROVAL OF THE STEEL DYNAMICS, INC. 2024 EMPLOYEE STOCK PURCHASE PLAN1EJennifer L. Hamann000The Board of Directors recommends you vote AGAINST the following proposal:1FJames C. Marcuccilli0005SHAREHOLDER PROPOSAL - ADOPT A SHAREHOLDER RIGHT TO CALL A SPECIAL SHAREHOLDER MEETING1GBradley S. Seaman000NOTE: Unless otherwise directed, this proxy will be voted "FOR" each of the nominees listed in Proposal1HGabriel L. Shaheen0001, "FOR" Proposals 2, 3, and 4, and "AGAINST"Proposal 5.1ILuis M. Sierra0001JRichard P. Teets, Jr.000Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, Annual Report are available at www.proxyvote.comSTEEL DYNAMICS, INC.Solicited on Behalf of the Board of Directors forSteel Dynamics, Inc.'s Annual Meeting of ShareholdersMark D. Millett or Theresa E. Wagler are appointed proxies, with the power of substitution, to vote all of the undersigned's shares held of record March 18, 2024, at STEEL DYNAMICS,INC.'s May 9, 2024 Annual Meeting of Shareholders at 9:00 A.M. Eastern Time at Fort Wayne Country Club, 5221 Covington Road, Fort Wayne, Indiana, 46804 (or at any adjournmentthereof) on all matters set forth in Steel Dynamics, Inc.'s 2024 Proxy Statement, as set forth on the reverse side.PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.Please sign exactly as your name appears on the books of the Company. Joint owners should each signpersonally. Trustees and other fiduciaries should indicate the capacity in which they sign, and wheremore than one name appears, a majority must sign. If a corporation, this signature should be that of anauthorized officer who should state his or her title.Continued and to be signed on reverse side 0000634313_2 R1.0.0.6